LEASE AGREEMENT

FVA VENTURES, INC. D/B/A VISALUS SCIENCES
(TENANT)

OSPREY-TROY OFFICENTRE, LLC
(LANDLORD)

TROY OFFICENTRE, BLDG. C
SUITES 145 AND 400

BROKER:     FRIEDMAN REAL ESTATE GROUP
GLENN DESROSIERS
248-324-2000

LANDLORD:    OSPREY-TROY OFFICENTRE, LLC
KATHLEEN GLASS
810-225-9660

(REV FINAL 1.6.12)

OFFICE LEASE

TABLE OF CONTENTS
Section Title    Page
1.BASIC PROVISIONS    4
2.DEFINED TERMS    7
3.PREMISES    11
4.COMMENCEMENT DATE, LEASE TERM AND TERMINATION DATE    11
5.ADJUSTMENT OF COMMENCEMENT DATE/POSSESSION    11
6.RENT    13
7.SECURITY DEPOSIT    13
8.TAXES AND OPERATING EXPENSES    14
9.LANDLORD'S WORK, TENANT'S WORK, ALTERATIONS AND ADDITIONS    15
10.USE    16
11.SERVICES    17
12.GRAPHICS    18
13.INSURANCE    18
14.INDEMNIFICATION    19
15.CASUALTY DAMAGE    20
16.CONDEMNATION    21
17.INSPECTION OF PREMISES    21
18.SURRENDER OF PREMISES    21
19.HOLDING OVER    22
20.SUBLETTING AND ASSIGNMENT    22
21.SUBORDINATION, ATTORNMENT AND MORTGAGEE PROTECTION    23

22.ESTOPPEL CERTIFICATE    24
23.DEFAULTS    24
24.REMEDIES    25
25.QUIET ENJOYMENT    26
26.ACCORD AND SATISFACTION    26
27.BROKERAGE COMMISSION    26
28.FORCE MAJEURE    27
29.ENVIRONMENTAL PROVISIONS    27
30.ADDITIONAL RIGHTS RESERVED BY LANDLORD    29
31.RELOCATION    30
32.MISCELLANEOUS PROVISIONS    30
EXHIBIT A - PLAN SHOWING PROPERTY AND PREMISES    A-1
EXHIBIT B - LANDLORD'S WORK    B-1
EXHIBIT C - TENANT'S WORK    C-1
EXHIBIT D - BUILDING RULES AND REGULATIONSD-1
EXHIBIT E - GUARANTY OF LEASEE-1
EXHIBIT F - COMMENCEMENT LETTERF-1
EXHIBIT G - PARKINGG-1
EXHIBIT H - JANITORIAL SPECIFICATIONSH-1

1.    BASIC PROVISIONS
A.    Tenant's Trade Name: FVA VENTURES, INC. D/B/A VISALUS SCIENCES
B.    Tenant's Address: 1607 East Big Beaver Road, Suite 110, Troy, MI 48084
C.    Office Building Name: Troy Officentre, Bldg. C
D.    Address: 340 East Big Beaver, Troy, MI 48083
E.    Premises: Suite/Unit No.: Suite 145 consisting of approximately, 2,471 rentable square feet and Suite 400 consisting of approximately 32,207 rentable square feet in Bldg C
F.    Square Feet:
445,662 rentable square feet (Building)
34,678 rentable square feet (Premises)
G.    Landlord: OSPREY-TROY OFFICENTRE, LLC
H.    Landlord's Address for Payments:
Osprey-Troy Officentre, LLC
7600 Grand River Avenue, Suite #100
Brighton, MI 48114
I.    Landlord's Address for Notices:
7600 Grand River, Suite 210
Brighton, MI 48114
J.    Tenant's Notice Address:
340 East Big Beaver Road, Suite 400
Troy, MI 48083
K.    Building Manager/Address: after Commencement
Osprey Management Co c/o Property Manager
320 East Big Beaver, Suite 180
Troy, MI 48083
L.    Commencement Date: April 1, 2012 or the date Landlord’s General Contractor has Substantial Completion as defined in Section A of Exhibit B for the Leasehold Improvements of the Premises whichever is later. Notwithstanding the date of April 1, 2012, Landlord’s General Contractor will need 90 days from approval of plans by Tenant to deliver occupancy.
M.    Termination Date: August 31, 2017, or the last day of the month that is sixty five (65) months after the Commencement Date.
N.    Security Deposit: $69,356.00 Provided that Tenant is not then in monetary default of this Lease beyond the Notice and Cure Period, then Landlord shall return one month’s Security Deposit in the amount of $34,678.00 within thirty (30) days after completion of seventeen (17) full months of Term. Provided that Tenant is not then in monetary default of this Lease beyond the Notice and Cure Period, , then

Landlord shall return the remaining balance of Security Deposit in the amount of $34,678.00 within thirty (30) days after completion of twenty-nine (29) full months of Term.
O.    Base Monthly Rent:

Period        $/RSF /YR    Annual    Monthly
1st Month or part to 5th Month *    $ 0.00        $ 0.00    $ 0.00
6th to 17th Month    $ 12.00        $416,136.00    $ 34,678.00
18th to 29th Month    $ 12.50        $433,475.00    $ 36,122.92
30th to 41st Month    $ 13.00        $450,814.00    $ 37,567.83
42nd to 53rd Month    $ 13.50        $468,153.00    $ 39,012.75
54th to 65th Month    $ 14.00        $485,492.00    $ 40,457.67
* Rental Abatement Period. Provided that Tenant is not then in default of the covenants and conditions in this Lease beyond the Notice and Cure Period, on Tenant’s part to be performed, and no events have occurred which with the passage of time or the giving of notice, or both, would constitute a default by Tenant under the Lease, then Tenant shall not be obligated to pay Base Rental for the first five (5) months of the initial term. Tenant shall be required to pay suite electricity during the Rental Abatement Period.
P.    Operating Expenses Base and Tax Base: 2012
Q.    Tenant's Pro Rata Share: 7.78%. Tenant's Pro Rata Share shall be determined by and adjusted by Landlord from time to time (but shall not be readjusted sooner than the commencement of the second Lease Year), by dividing the Tenant's Rentable Area of the Premises by the Rentable Area of the Building and multiplying the resulting quotient, to the second decimal place, by one hundred.
R.    Due Upon Lease Execution. A check for one month’s prepaid rent $34,678.00 (that will be applied to the sixth month rent when due) and Security Deposit for $69,335.00 shall be due and payable upon Lease Execution.
S.    Normal Business Hours of Building:
Monday through Friday: 8 A.M. to 6 P.M.
Saturday: 8 A.M. to 1 P.M.
Sunday: closed
T.    Broker:
Friedman Real Estate Group representing the Landlord, and Eagle Commercial Services III representing the Tenant.
U.    Business Days: shall mean Mondays through Fridays exclusive of the normal business holidays ("Holidays") of New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. Landlord, from time to time during the Lease Term, shall have the right to designate additional Holidays, provided that such additional Holidays are commonly recognized by other office buildings in the area where the Building is located.
V.    Use of Suite 145. Tenant shall utilize Suite 145 in a manner consistent with office space, and shall not be permitted to use as a retail facility for the retail purchase of its products. Tenant shall maintain the Premises in accordance with a Class A office suite and shall not attach posters, flyers or advertisements of any kind on the doors to the Premises. It is understood and agreed that the Tenant will utilize Suite 145 as a pick-up, display and demonstration area for Tenant’s products and will be permitted to display product and marketing material and allow customers to pick-up product within Suite 145. See Section 10. Use.

W.    Renewal Option. Provided (i) Tenant is not in default of any of the terms or conditions of the Lease beyond any applicable notice and cure period, (ii) Tenant has not sublet or assigned the Lease, and (iii) Tenant is itself in possession of the Lease Premises, Tenant shall have two (2) five (5) year options to extend the lease. Tenant shall provide not less than One Hundred Eighty (180) days or more than Two Hundred Seventy (270) days prior written notice to Landlord. The terms shall be substantially the same as contained in the Lease, except rent which shall be at ninety-five (95%) percent of the then prevailing market rates for comparable space and appropriate tenant improvements and other applicable concessions for renewal tenants of comparable size.

Upon notice by Tenant to Landlord of Tenant’s intention to exercise either first or second option to renew, Landlord shall within 10 business days, submit to Tenant the Landlord’s response as to the then “Market Rate” applicable to such renewal term. In the event that the Tenant disputes such Market Rate then, in that event, each party will engage a real estate broker or appraiser with no less than 10 years experience with the Troy office market and request an opinion of the Market Rate subject to the specifications above mentioned as to concessions, improvements etc. If there is no agreement as to the opinion of Market Rate between the two, then a third outside broker or appraiser with same qualifications will be asked to determine which is the more accurate opinion of Market Rate. Both parties will share in the cost of the Third broker/appraiser.
X.    Landlord's Work. Landlord shall, at its sole cost and expense, relocate the existing glass entrance door in Suite 145 to provide access directly to the lobby of the Building. Landlord also shall, at its sole cost and expense, provide and pay the cost of preparing an initial space plan with four (4) revisions based on input from Tenant. See EXHIBIT B - Landlord's Work.
Y.    Tenant Improvements. Tenant accepts the Premises in its "as-is, where-is" condition. Tenant shall pay for the costs of its own Leasehold Improvements pursuant to mutually acceptable plans and specifications, and shall utilize Landlord's contractor for all improvements. See EXHIBIT B – Landlord’s Work.
Z.    Right of First Refusal. Provided (i) Tenant is not in default hereunder at the time of giving the following described notice or any time prior to the Termination Date of the Lease Term or any extensions thereof, (ii) Tenant has not sublet or assigned the Lease, and (iii) Tenant is itself in possession of the Lease Premises, Tenant shall have the continuous, on-going right to expand into contiguous space on the fourth (4th) floor of Building B (Expansion Space) of not less than 9,018 rentable square feet which is currently available for lease.  Tenant may lease the Expansion Space under the same terms and conditions under the Lease. Should Landlord (y) receive from an interested third party a bona fide Request for Proposal that is acceptable to Landlord or (z) initiate a Proposal to Lease the Expansion Space to an interested third party, Landlord shall notify Tenant of the Request for Proposal or Proposal to Lease and provide Tenant with an opportunity to lease the space based on the same terms and conditions as presented in the Landlord’s response to the Request for Proposal or in the Proposal to Lease, but in no event shall the Rent be less than the amount Tenant is paying at the time Tenant exercises this right.  Landlord shall wait 48 hours after notifying Tenant of receipt of the bonafide Request for Proposal or submission of the Proposal to Lease before presenting any response to the Request for Proposal or Proposal to Lease for the Expansion Space to the interested third party.  After submission to the interested party by the Landlord of a response to the Request for Proposal or a Proposal to Lease, Tenant shall have ten (10) business days to notify Landlord of its intent to accept or reject the offered space.  If the proposal is accepted by Tenant, Landlord will amend the Lease to include the new space commencing in thirty days (or upon substantial completion whichever occurs first).   If the proposal is rejected by the Tenant, or if Tenant fails to respond within the notice period then, Landlord shall be free to lease the offered space to an interested third party.

AA.    The foregoing provisions shall be interpreted and applied in accordance with the other provisions of this Lease set forth below. The capitalized terms, and the terms defined in Section 2 A, shall have the meanings set forth herein or therein (unless otherwise modified in this Lease) when used as capitalized terms in other provisions of this Lease.

2.    DEFINED TERMS
A.    "Building" shall refer to the Building named in Section 1 C of which the leased Premises are a part (including all modifications, additions and alterations made to the Building during the term of this Lease), the real property on which the same is located, all plazas, common areas and any other areas located on said real property and designated by Landlord for use by all tenants in the Building. A plan showing the Building is attached hereto as EXHIBIT A and made a part hereof and the Premises is defined in Section 3 and shown on said EXHIBIT A by cross-hatched lines.
B.    "Common Areas" shall mean and include all areas, facilities, equipment, directories and signs of the Building (exclusive of the Premises and areas leased to other Tenants) made available and designated by Landlord for the common and joint use and benefit of Landlord, Tenant and other tenants and occupants of the Building including, but not limited to, lobbies, public washrooms, hallways, sidewalks, parking areas, landscaped areas and service entrances. Common Areas may further include such areas in adjoining properties under reciprocal easement agreements, operating agreements or other such agreements now or hereafter in effect and which are available to Landlord, Tenant and Tenant's employees and invitees. Landlord reserves the right in its sole discretion and from time to time, to construct, maintain, operate, repair, close, limit, take out of service, alter, change, and modify all or any part of the Common Areas.
C.    "Default Rate" shall mean eighteen percent (18%) per annum, or the highest rate permitted by applicable law, whichever shall be less. If the application of the Default Rate causes any provision of this Lease to be usurious or unenforceable, the Default Rate shall automatically be reduced so as to prevent such result.
D.    "Hazardous Materials" shall have the meaning set forth in Section 30.
E.    "Landlord" and "Tenant" shall be applicable to one or more parties as the case may be, and the singular shall include the plural, and the neuter shall include the masculine and feminine; and if there be more than one, the obligations thereof shall be joint and several. For purposes of any provisions indemnifying the Landlord or limiting the liability of Landlord, the term "Landlord" shall include Landlord's present and future partners, beneficiaries, trustees, officers, directors, employees, shareholders, principals, agents, affiliates, successors and assigns, but, however, such parties shall have no direct or indirect liability for the obligations of the Landlord hereunder or for any acts or omissions of the Landlord.
F.    "Law" or "Laws" shall mean all federal, state, county and local governmental and municipal laws, statutes, ordinances, rules, regulations, codes, decrees, orders and other such requirements, applicable equitable remedies and decisions by courts in cases where such decisions are binding precedents in the state in which the Building is located, and decisions of federal courts applying the Laws of such state.

G.    "Lease" shall mean this lease executed between Tenant and Landlord, including any extensions, amendments or modifications and any Exhibits attached hereto.
H.    "Lease Year" shall mean each calendar year or portion thereof during the Term.
I.    "Lender" shall mean the holder of a Mortgage at the time in question.
J.    "Mortgage" shall mean all mortgages, deeds of trust and other such encumbrances now or hereafter placed upon the Building, the Common Areas or any part thereof with the written consent of Landlord, and all renewals, modifications, consolidations, replacements or extensions thereof, and all indebtedness now or hereafter secured thereby and all interest thereon.
K.    "Operating Expenses" shall mean all operating expenses of any kind or nature which are necessary, ordinary or customarily incurred in connection with the operation, maintenance, repair or replacement of the Building and the Common Areas as determined by Landlord Operating Expenses shall include, but not be limited to:

(1)
all rental and/or purchase costs of materials, tools, equipment and supplies, including, but not limited to, the cost of relamping all Building and Common Areas standard lighting as the same may be required from time to time and the purchase and installation of sensors and other energy saving equipment;

(2)
costs incurred in connection with obtaining and providing energy for the Building and Common Areas, including, but not limited to, costs of propane, butane, natural gas, steam, electricity, solar energy and fuel oils, coal or any other energy sources;

(3)	costs of water and sanitary, sewer and storm drainage services;

(4)	costs of janitorial and security services including uniforms;

(5)
costs of general maintenance, repairs and replacement of all portions of the Building and Common Areas, including costs under HVAC and other mechanical maintenance contracts and maintenance, repairs and replacement of equipment and tools used in connection with operating the Building and Common Areas;

(6)	costs of maintenance and replacement of landscaping and the cost of maintenance, repairs, resurfacing and striping of the parking areas and garages, if any;

(7)
insurance premiums, including fire and all-risk coverage, together with loss of rent endorsements, the part of any claim required to be paid under the deductible portion of any insurance policies carried by Landlord in connection with the Building and Common Areas (where Landlord is unable to obtain insurance without such deductible from a major insurance carrier at reasonable rates), public liability insurance and any other insurance carried by Landlord on the Building and Common Areas, or any component parts thereof including extended coverage (all such insurance shall be in such amounts as may be required by any holder of a Mortgage or as Landlord may reasonably determine);

(8)
labor costs, including wages and other payments, costs to Landlord of worker's compensation and disability insurance and benefits, pensions and retirement plans and benefits, health insurance, payroll taxes, social security, unemployment and similar taxes, welfare fringe benefits, and all legal fees and other costs or expenses incurred in resolving any labor dispute and any similar or like expenses or benefits;

(9)
professional building management fees (whether paid to a third party, landlord or an affiliate of landlord) required for management of the Building and Common Areas including the cost of equipping and maintaining a management office at the Building;

(10)
legal, accounting, inspection, and other consultation fees (including, without limitation, fees charged by consultants retained by Landlord for services that are designed to produce a reduction in Operating Expenses or to reasonably improve the operation, maintenance or state of repair of the Building or Common Areas) incurred in the ordinary course of operating the Building and Common Areas or in connection with making the computations required hereunder or in any audit of operations of the Building;

(11)
the costs of capital improvements or structural repairs or replacements made in or to the Building or Common Areas in order to conform to changes, subsequent to the date of this Lease, in any applicable laws, ordinances, rules, regulations or orders of any governmental or quasi-governmental authority having jurisdiction over the Building (herein "Required Capital Improvements") or the costs incurred by Landlord to install a new or replacement capital item for the purpose of reducing Operating Expenses or otherwise improving the operating efficiency of the Building or Common Areas (herein "Cost Savings Improvements"), and a reasonable reserve for all other capital improvements and structural repairs and replacements reasonably necessary to permit Landlord to maintain the Building and Common Areas in its current class. The expenditures for Required Capital Improvements and Cost Savings Improvements shall be amortized over the useful life of such capital improvement or structural repair or replacement (as determined by Landlord). All costs so amortized shall bear interest on the amortized balance at the rate of six percent (6%) per annum or such higher rate as may have been paid by Landlord on funds borrowed for the purpose of constructing these capital improvements. Landlord will provide to Tenant documentation of reduced costs and of interest rate higher than six percent (6%).

Capital improvements incurred in the last Lease Year will not be calculated in the Tenant’s share of cost increases.

(12)	Cost of all other repairs, replacements and general maintenance of the Property and Building neither specified above nor directly billed to tenants.
Operating Expenses shall not include;

(i)	Marketing expenses for the property.

(ii)	Lease/sale commissions.

(iii)	Amounts expended by Landlord for any other Tenant in the Building whether Tenant Improvements or any other special expense solely for other Tenant benefit.

(iv)	Any management expenses for staff not related to the management/operation of the Property.

(v)	Legal fees incurred in the collection of rent from other Tenants or any other matter not related to the operation of the Property.
L.    "Rent" shall have the meaning specified therefore in Section 6.
M.    "Tax" or "Taxes" shall mean:

(1)
all real property taxes and assessments levied against the Building and Common Areas by any governmental or quasi-governmental authority. The foregoing shall include all federal, state, county, or local governmental, special district, improvement district, municipal or other political subdivision taxes, fees, levies, assessments, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, respecting the Building, including without limitation, real estate taxes, general and special assessments, interest on any special assessments paid in installments, transit taxes, water and sewer rents, taxes based upon the receipt of rent, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, appurtenances, furniture and other personal property used in connection with the Building which Landlord shall pay during any calendar year, any portion of which occurs during the Term (without regard to any different fiscal year used by such government or municipal authority except as provided below). Provided, however, any taxes which shall be levied on the rentals of the Building shall be determined as if the Building were Landlord's only property, and provided further that in no event shall the term "taxes or assessment," as used herein, include any net federal or state income taxes levied or assessed on Landlord, unless such taxes are a specific substitute for real property taxes. Such term shall, however, include gross taxes on rentals. Expenses incurred by Landlord for tax consultants and in contesting the amount or validity of any such taxes or assessments shall be included in such computations.

(2)
all "assessments", including so-called special assessments, license tax, business license fee, business license tax, levy, charge, penalty or tax imposed by any authority having the direct power to tax, including any city, county, state or federal government, or any school, agricultural, lighting, water, drainage, or other improvement or special district thereof, against the Premises of the Building or any legal or equitable interest of Landlord therein. For the purposes of this lease, any special assessments shall be deemed payable in such number of installments as is permitted by law, whether or not actually so paid. If as of the Commencement Date the Building has not been fully assessed as a completed project, for the purpose of computing the Operating Expenses for any adjustment required herein or under Section 8, the Tax shall be adjusted by Landlord, as of the date on which the adjustment is to be made, to reflect full completion of the Building including all standard Tenant finish work if the method of taxation of real estate prevailing to the time of execution hereof shall be, or has been altered, so as to cause the whole or any part of the taxes now, hereafter or theretofore levied, assessed or imposed on real estate to be levied, assessed or imposed on Landlord, wholly or partially, as a capital levy or otherwise, or on or measured by the rents received therefrom, then such new or altered taxes attributable to the Building shall be included within the term real estate taxes, except that the same shall not include any enhancement of said tax attributable to other income of Landlord.

(3)	all personal property taxes for the Building’s and Common Area’s personal property.
All of the preceding Sections 2 M (1) and 2 M (2) and 2 M (3) are collectively referred to as the "Tax" or "Taxes".
All other capitalized terms shall have the definition set forth in the Lease.

3.    PREMISES
"Premises" shall mean the area located on the 1st and 4th floor of the Building, as outlined on Exhibit A attached hereto and incorporated herein and known as Suites #145 and 400, Bldg C. Landlord and Tenant hereby stipulate and agree that the "Rentable Area of the Premises" shall mean 34,678 square feet and the "Rentable Area of the Building" shall mean 445,662 square feet. If the Premises being leased to Tenant hereunder include one or more floors within the Building in their entirety, the definition of Premises with respect to such full floor(s) shall include all corridors, lobbies, foyers, stairways, mechanical rooms and restrooms located on such floor(s).
4.    COMMENCEMENT DATE, LEASE TERM AND TERMINATION DATE
A.    The "Termination Date" shall, unless sooner terminated as provided herein, mean the last day of the Lease Term. Notwithstanding the foregoing, if the Termination Date, as determined herein, does not occur on the last day of a calendar month, Landlord, at its option, may extend the Lease Term by the number of days necessary to cause the Termination Date to occur on the last day of the last calendar month of the Lease Term. Tenant shall pay Base Rental and Additional Base Rental for such additional days at the same rate payable for the portion of the last calendar month immediately preceding such extension. Further, Landlord and Tenant acknowledge that the schedule of Base Rental described in Section 1 O above is based on the assumption that the Lease Term will commence on the Target Commencement Date (defined as April 1, 2012) If the Lease Term does not commence on the Target Commencement Date, the beginning and ending dates set forth in the above schedule with respect to the payment of any installment(s) of Base Rental shall be appropriately adjusted on a per diem basis and set forth in the Commencement Letter (as defined in EXHIBIT F) to be prepared by Landlord. In the event that the Base Rental rate adjusts (up or down) on any day other than the first day of the month, Base Rental for the month on which such adjustment occurs shall be determined based on the number of days in such month for which each particular Base Rental rate is applicable.
5.    ADJUSTMENT OF COMMENCEMENT DATE/POSSESSION
A.    If the Lease Term, Commencement Date and Termination Date are to be determined in accordance with Section 1 above, the Lease Term shall not commence until the later to occur of the Target Commencement Date (defined as April 1, 2012) and the date that Landlord’s General Contractor has Substantial Completion as defined in Section A. of Exhibit B for the Leasehold Improvements of the Premises (the “Landlord’s Work”) provided, however, that if Landlord shall be delayed in substantially completing the Landlord's Work as a result of the occurrence of any of the following (a "Delay"):

(1)
Tenant’s failure to furnish information in accordance with the Work Letter Agreement or to respond to any request by Landlord for any approval or information within any time period prescribed, or if no time period is prescribed, then within five (5) Business Days of such request; or

(2)	Tenant’s insistence on materials, finishes or installations that have long lead times after having first been informed by Landlord that such materials, finishes or installations will cause a Delay; or

(3)	Changes in any plans and specifications requested by Tenant; or

(4)
The performance or nonperformance by a person or entity employed by Tenant in the completion of any work in the Premises (all such work and such persons or entities being subject to the prior written approval of Landlord); or

(5)	Any request by Tenant that Landlord delay the completion of any of the Landlord's Work; or

(6)	Any breach or default by Tenant in the performance of Tenant’s obligations under this Lease; or

(7)	Any delay resulting from Tenant having taken possession of the Premises for any reason prior to substantial completion of the Landlord's Work; or

(8)	Any other delay chargeable to Tenant, its agents, employees or independent contractors;
then, for purposes of determining the Commencement Date, the date of substantial completion shall be deemed to be the day that said Landlord's Work would have been substantially completed absent any such Delay(s). The Landlord's Work shall be deemed to be substantially completed on the date that Landlord reasonably determines that all Landlord's Work has been performed (or would have been performed absent any Delays), other than any details of construction, mechanical adjustment or any other matter, the non-completion of which does not materially interfere with Tenant’s use of the Premises. The adjustment of the Commencement Date and, accordingly, the postponement of Tenant’s obligation to pay Rent shall be Tenant’s sole remedy and shall constitute full settlement of all claims that Tenant might otherwise have against Landlord by reason of the Premises not being ready for occupancy by Tenant on the Target Commencement Date. Promptly after the determination of the Commencement Date, Landlord and Tenant shall enter into a letter agreement (the "Commencement Letter") on the form attached hereto as Exhibit F setting forth the Commencement Date, the Termination Date and any other dates that are affected by the adjustment of the Commencement Date. Tenant, within five (5) days after receipt thereof from Landlord, shall execute the Commencement Letter and return the same to Landlord. Notwithstanding anything herein to the contrary, Landlord may elect, by written notice to Tenant, not to adjust the Commencement Date as provided above if such adjustment would cause Landlord to be in violation of the expansion rights granted to any other tenant of the Building. If Landlord elects not to adjust the Commencement Date, the Commencement Date shall be the Target Commencement Date, provided that Rent shall not commence until the date that Landlord's Work has been substantially completed (or would have been substantially completed absent any Delays).

6.    RENT
A.    Monthly Rent. Tenant shall pay Monthly Rent in advance on or before the first day of each month of the Term. If the Term shall commence and end on a day other than the first day of a month, the Monthly Rent for the first and last partial month shall be prorated on a per diem basis. Upon the execution of this Lease, Tenant shall pay one installment of Monthly Rent for the first full month of the Term and a prorated Monthly Rent for any partial month which may precede it.
B.    Additional Rent. All costs and expenses which Tenant assumes or agrees to pay and any other sum payable by Tenant pursuant to this Lease, including, without limitation, its share of increases in Taxes and Operating Expenses, shall be deemed Additional Rent.
C.    Place of Payment, Late Charge, Default Interest. Rent and other charges required to be paid under this Lease, no matter how described, shall be paid by Tenant to Landlord at the Building Manager's address listed in Section 1, or to such other person and/or address as Landlord may designate in writing, without any prior notice or demand therefor and without deduction or set-off or counterclaim and without relief from any valuation or appraisement laws. In the event Tenant fails to pay Rent due under this Lease within ten (10) days of due date of said Rent, Tenant shall pay to Landlord a late charge of ten percent (10%) on the amount overdue. Any Rent not paid when due shall also bear interest at the Default Rate.
7.    SECURITY DEPOSIT
The Security Deposit shall be delivered to Landlord upon the execution of this Lease by Tenant and shall be held by Landlord without liability for interest (except as required by law) and as security for the performance of Tenant’s obligations under this Lease. The Security Deposit shall not be considered an advance payment of Rent or a measure of Tenant’s liability for damages. Landlord may, from time to time, without prejudice to any other remedy, use all or a portion of the Security Deposit to make good any arrearage of Rent, to repair damages to the Premises, to clean the Premises upon termination of this Lease or otherwise to satisfy any other covenant or obligation of Tenant hereunder. Following any such application of the Security Deposit, Tenant shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount.
Provided that Tenant is not then in monetary default of this Lease beyond the Notice and Cure Period, , then Landlord shall return one month’s Security Deposit in the amount of $34,678.00 within thirty (30) days after completion of seventeen (17) full months of Term. Provided that Tenant is not then in monetary default of this Lease beyond the Notice and Cure Period, , then Landlord shall return the remaining balance of the Security Deposit in the amount of $34,678.00 within thirty (30) days after completion of twenty-nine (29) full months of Term.
If Tenant is not in default at the termination of this Lease, after Tenant surrenders the Premises to Landlord in accordance with this Lease and all amounts due Landlord from Tenant are finally determined and paid by Tenant or through application of the Security Deposit, the balance of the Security Deposit remaining after any such application shall be returned to Tenant. If Landlord transfers its interest in the Premises during the Lease Term, Landlord will assign the Security Deposit to the transferee and thereafter shall have no further liability for the return of such Security Deposit. Tenant agrees to look solely to such transferee or assignee for the return of the Security Deposit. Landlord and its successors and assigns shall not be bound by any actual or attempted assignment or encumbrance of the Security Deposit by Tenant, provided, however, if Tenant’s interest in this Lease has been assigned, Landlord shall, provided that Landlord has been furnished with a fully executed copy of the agreement assigning such Security Deposit, return the Security Deposit to such assignee in accordance with the terms and conditions hereof. If Landlord returns the Security Deposit to Tenant’s assignee as aforesaid, Landlord will have no further obligation to any party with respect thereto. Landlord shall not be required to keep the Security Deposit separate from its other accounts.
8.    TAXES AND OPERATING EXPENSES
A.    Payment of Taxes and Operating Expenses. It is agreed that during each Calendar Year beginning with the first month of the second Calendar Year and each month thereafter during the original Lease Term, or any extension thereof, Tenant shall pay to Landlord as Additional Rent, at the same time as the Monthly Rent is paid, an amount equal to one-twelfth (1/12) of Landlord's estimate (as determined by Landlord in its sole discretion) of Tenant's Pro Rata Share of any projected increase in the Taxes or Operating Expenses for the particular Calendar Year in excess of the Tax Base or Operating Expenses Base, as the case may be (the "Estimated Escalation Increase"). A final adjustment (the "Escalation Reconciliation") shall be made between the parties as soon as practicable following the end of each Calendar Year comparing the actual increase or decrease in Tenant’s Pro Rata Share of Taxes or Operating Expenses in excess of the Tax Base or the Operating Expenses Base, as the case may be, to the Estimated Escalation Increase.
As soon as practicable following the end of each Calendar Year, Landlord shall submit to Tenant a statement setting forth the Estimated Escalation Increase for the following Calendar Year. Beginning with said statement for the second Calendar Year, it shall also set forth the Escalation Reconciliation for the Calendar Year just completed. To the extent that the Escalation Reconciliation is different from the Estimated Escalation Increase upon which Tenant paid Rent during the Calendar Year just completed, Tenant shall pay Landlord the difference in cash within thirty (30) days following receipt by Tenant of such statement from Landlord, or receive a credit on future Rent owing hereunder (or cash if there is no future Rent owing hereunder) as the case may be. Until Tenant receives such statement, Additional Rent for the new Calendar Year shall continue to be paid at the rate being paid for the particular Calendar Year just completed, but Tenant shall commence payment to Landlord of the monthly installment of Additional Rent on the basis of said statement beginning on the first day of the month following the month in which Tenant receives such statement. In addition to the above, if, during any particular Calendar Year, there is a change in the information on which Landlord based the estimate upon which Tenant is then making its payment of Estimated Escalation Increase so that such Estimated Escalation Increase furnished to Tenant is no longer accurate, Landlord shall be permitted to revise such Estimated Escalation Increase by notifying Tenant, and there shall be such adjustments made in the Additional Rent on the first day of the month following the serving of such statement on Tenant as shall be necessary by either increasing or decreasing, as the case may be, the amount of Additional Rent then being paid by Tenant for the balance of the Calendar Year (but in no event shall any such decrease result in a reduction of the rent below the Monthly Rent plus all other amounts of Additional Rent). Landlord's and Tenant's responsibilities with respect to the Additional Rent described herein shall survive the expiration or early termination of this Lease.
If the Building is not fully occupied during any particular Calendar Year, Landlord may adjust those Operating Expenses which are affected by Building occupancy for the particular Calendar Year, or portion thereof, as the case may be, to reflect an occupancy of not less than ninety-five percent (95%) of all such rentable area of the Building.
B.    Disputes Over Taxes or Operating Expenses. If Tenant disputes the amount of an Escalation Reconciliation or an Estimated Escalation Increase, Tenant shall give Landlord written notice of such dispute within thirty (30) days after Landlord advises Tenant of same. Tenant's failure to give such notice shall constitute a waiver of its right to dispute the amounts so determined. If Tenant timely objects, Tenant shall have the right to engage its own accountants ("Tenant's Accountants") for the purpose of verifying the accuracy of the Escalation Reconciliation statement in dispute, or the reasonableness of the Estimated Escalation statement in dispute. If Tenant's Accountants determine that an error has been made, Landlord and Tenant's Accountants shall endeavor to agree upon the matter, failing which Landlord and Tenant's Accountants shall jointly select an independent certified public accounting firm (the "Independent Accountant") which firm shall conclusively determine whether the Escalation Reconciliation is accurate or whether the Estimated Escalation Increase is reasonable, and if not, what amount is accurate or reasonable, as the case may be. Both parties shall be bound by such determination. If Tenant's Accountants do not participate in choosing the Independent Accountant within 20 days after written notice by Landlord, then Landlord's determination of the accuracy of the Escalation Reconciliation statement or the reasonableness of the Estimated Escalation Increase Statement, as the case may be, shall be conclusive and Tenant shall be bound thereby. All costs incurred by Tenant in obtaining Tenant's Accountants and the cost of the Independent Accountant shall be paid by Tenant unless Tenant's Accountants disclose an error, acknowledged by Landlord (or found to have conclusively occurred by the Independent Accountant), of more than ten percent (5%) in the computation of the total amount of Taxes or Operating Expenses(calculated separately) as set forth in the statement submitted by Landlord with respect to the matter in dispute; in which event Landlord shall pay the reasonable costs incurred by Tenant in obtaining such audits. Tenant shall continue to timely pay Landlord the amount of the prior year's Additional Rent determined to be incorrect as aforesaid until the parties have concurred as to the appropriate Additional Rent or have been deemed to be bound by the determination of the Independent Accountant in accordance with the preceding terms. Landlord's delay in submitting any statement contemplated herein for any Calendar Year shall not affect the provisions of this Section, nor constitute a waiver of Landlord's rights as set forth herein for said Calendar Year or any subsequent Calendar Years during the Term or any extensions thereof.
9.    LANDLORD'S WORK, TENANT'S WORK, ALTERATIONS AND ADDITIONS
A.    Landlord's Work. Landlord shall construct the Premises in accordance with Landlord's obligations as set forth in the work letter attached hereto as Exhibit B, and hereinafter referred to as "Landlord's Work."
B.    Tenant's Work. On and after the date specified in the immediately preceding subsection A for delivery of the Premises to Tenant for Tenant's Work, Tenant, at its sole cost and expense, shall perform and complete all other improvements to the Premises (herein called "Tenant's Work") including, but not limited to, all improvements, work and requirements required of Tenant under the foregoing work letter. Tenant shall complete all of Tenant's Work in good and workmanlike manner, fully paid for and free from liens, in accordance with the plans and specifications approved by Landlord and Tenant as provided in Exhibit C, on or prior to the scheduled Commencement Date. Tenant shall also have the right during this period to come onto the Premises to install its fixtures and prepare the Premises for the operation of Tenant's business. Notwithstanding the fact that foregoing activities by Tenant will occur prior to the scheduled Commencement Date, Tenant agrees that all of Tenant's obligations provided for in this Lease shall apply during such period with the exception of any obligation to pay Rent.
C.    Tenant shall be solely responsible for the installation, maintenance or repairs to phone lines, cabling and any communication wiring or cable in the Demised Premises regardless of whether such communication wiring or cabling is new or existing.
D.    Tenant shall not make or allow to be made any alterations, additions or improvements to the Premises without first obtaining the prior written consent of Landlord in each such instance. Prior to commencing any such work and as a condition to obtaining Landlord's consent, Tenant must furnish Landlord with plans and specifications reasonably acceptable to Landlord; names and addresses of contractors reasonably acceptable to Landlord; copies of contracts; necessary permits and approvals; evidence of contractor's and subcontractor's insurance in accordance with Section 13. hereof; and payment bond or other security, all in form and amount satisfactory to Landlord. All such improvements, alterations or additions shall be constructed in a good and workmanlike manner using Building Standard materials or other new materials of equal or greater quality. Landlord, to the extent reasonably necessary to avoid any disruption to the tenants and occupants of the Building, shall have the right to designate the time when any such alterations, additions and improvements may be performed and to otherwise designate reasonable rules, regulations and procedures for the performance of work in the Building. Upon completion, Tenant shall furnish "as-built" plans, contractor's affidavits and full and final waivers of lien and receipted bills covering all labor and materials. All improvements, alterations and additions shall comply with all insurance requirements, codes, ordinances, laws and regulations, including without limitation, the Americans with Disabilities Act. Tenant shall reimburse Landlord upon demand as Additional Base Rental for all sums, if any, expended by Landlord for third party examination of the architectural, mechanical, electric and plumbing plans for any alterations, additions or improvements. In addition, if Landlord so requests, Landlord shall be entitled to oversee the construction of any alterations, additions or improvements that may affect the structure of the Building or any of the mechanical, electrical, plumbing or life safety systems of the Building. Landlord's approval of Tenant's plans and specifications for any work performed for or on behalf of Tenant shall not be deemed to be a representation by Landlord that such plans and specifications comply with applicable insurance requirements, building codes, ordinances, laws or regulations or that the alterations, additions and improvements constructed in accordance with such plans and specifications will be adequate for Tenant's use.
10.    USE
A.    Use. Tenant shall use the Premises for general office purposes, and for no other purpose whatsoever, subject to and in compliance with all other provisions of this Lease, including without limitation the Building's Rules and Regulations attached as EXHIBIT D hereto. Tenant and its invitees shall also have the non-exclusive right, along with other tenants of the Building and others authorized by Landlord, to use the Common Areas subject to such rules and regulations as Landlord in its discretion may impose from time to time.
B.    Restrictions. Tenant shall not at any time use or occupy, or suffer or permit anyone to use or occupy, the Premises or do or permit anything to be done in the Premises which: (a) causes or is liable to cause injury to persons, to the Building or its equipment, facilities or systems; (b) impairs or tends to impair the character, reputation or appearance of the Building as a first class office building; (c) impairs or tends to impair the proper and economic maintenance, operation and repair of the Building or its equipment, facilities or systems; (d) annoys or inconveniences or tends to annoy or inconvenience other tenants or occupants of the Building, or (e) uses Premises for retail purposes of its products, except as provided in Section 1.V. above. No advertisements or displays are permitted within visibility of a suite entrance, except as provided in Section 1.V. above.
C.    Compliance with Laws. Tenant shall keep and maintain the Premises, its use thereof and its business in compliance with all governmental laws, ordinances, rules and regulations. Tenant shall comply with all Laws relating to the Premises and Tenant's use thereof, including without limitation, Laws requiring the Premises to be closed on Sundays or any other days or hours and Laws in connection with the health, safety and building codes, and any permit or license requirements. Landlord makes no representation that the Premises are suitable for Tenant's purposes.
11.    SERVICES

A.    Services to be furnished by Landlord

(1)	Landlord, as part of Operating Expenses (except as otherwise provided), agrees to furnish Tenant the following services:
(i)    Water for use in the lavatories on the floor(s) on which the Premises is located. If Tenant desires water in the Premises for any approved reason, including a private lavatory or kitchen, cold water shall be supplied, at Tenants sole cost and expense, from the Building water main through a line and fixtures installed at Tenant's sole cost and expense with the prior reasonable consent of Landlord. If Tenant desires hot water in the Premises, Tenant, at its sole cost and expense and subject to the prior reasonable consent of Landlord, may install a hot water heater in the Premises. Tenant shall be solely responsible for maintenance and repair of any such hot water heater.
(ii)    Central heat and air conditioning in season during Normal Business Hours, at such temperatures and in such amounts as are considered by Landlord, in its reasonable judgment, to be standard for buildings of similar class, size, age and location, or as required by governmental authority. In the event that Tenant requires central heat, ventilation or air conditioning at hours other than Normal Business Hours, such central heat, ventilation or air conditioning shall be furnished only upon the written request of Tenant delivered to Landlord at the office of the Building prior to 3:00 P.M. at least one Business Day in advance of the date for which such usage is requested. Tenant shall be entitled to fifteen (15) hours of such central heat, ventilation or air conditioning at hours other than Normal Business Hours per month but shall pay Landlord, as Additional Base Rental, the entire cost of additional service beyond fifteen (15) hours as such costs are determined by Landlord from time to time at an estimated rate of Seventy-five dollars ($75.00) per hour during the Base Year and increasing once each year in proportion to Landlord’s actual costs therefore. Tenant may submit a monthly request for scheduled after hours use.
(iii)    Maintenance and repair of all Common Areas in the manner and to the extent reasonably deemed by Landlord to be standard for buildings of similar class, size, age and location.
(iv)    Janitor service on Business Days; provided, however, if Tenant's use, floor covering or other improvements, require special services, Tenant shall pay the additional cost reasonably attributable thereto as Additional Base Rental.
(v)    Passenger elevator service in common with other tenants of the Building.
(vi)    Electricity to the Premises for general office use.
(vii)    Separate Meters. Tenant shall pay a utility charge to Landlord for electricity based upon the Tenant's actual consumption as measured by the meter calculated at the Secondary Rate (general service rate). The Secondary rate is the rate that is solely established by the utility provider, Detroit Edison.
1.    The failure by Landlord to any extent to furnish, or the interruption or termination of, any services in whole or in part, resulting from adherence to laws, regulations and administrative orders, wear, use, repairs, improvements, alterations or any causes beyond the reasonable control of Landlord shall not render Landlord liable in any respect nor be construed as a constructive eviction of Tenant, nor give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement hereof. Should any of the equipment or machinery used in the provision of such services for any cause cease to function properly, Landlord shall use reasonable diligence to repair such equipment or machinery.
2.    Tenant expressly acknowledges that if Landlord, from time to time, elects to provide security services, Landlord shall not be deemed to have warranted the efficiency of any security personnel, service, procedures or equipment and Landlord shall not be liable in any manner for the failure of any such security personnel, services, procedures or equipment to prevent or control or apprehend anyone suspected of personal injury property damage or any criminal conduct in, on or around the Property.
12.    GRAPHICS
Landlord shall provide and install at Landlord's sole cost and expense, any suite numbers and Tenant identification on the exterior of the Premises and the lobby directory sign using the standard graphics for the Building. Tenant shall not be permitted to install any signs or other identification without Landlord’s prior written consent.
Tenant may, at its sole cost and expense, install Tenant's name on the Monument sign on Big Beaver Road. Subject to availability at the time, in the event Tenant expands to occupy greater than 50,000 rentable square feet, Tenant shall be permitted to install its signage on the south facade of Building B. The location, size, character and material shall be subject to Landlord's prior written consent. In addition, notwithstanding the limitation above, at the time of Lease Commencement, Tenant shall be permitted to install a free-standing monument sign (5' tall approximately) at or near the West entrance of 340 East Big Beaver Road (Building C). All signs must comply with all city, state and local ordinances.
13.    INSURANCE
A.    Required Insurance. Tenant shall maintain insurance policies, with responsible companies licensed to do business in the state where the Building is located and satisfactory to Landlord, naming Landlord, Landlord's Building Manager, Tenant and any Mortgagee of Landlord, as their respective interests may appear, at its own cost and expense including (i) "all risk" property insurance which shall be primary on the lease improvements referenced in Section 9 and Tenant's property, including its goods, equipment and inventory, in an amount adequate to cover their replacement cost; (ii) business interruption insurance, (iii) comprehensive general liability insurance on an occurrence basis with limits of liability in an amount not less than $2,000,000 (Two Million Dollars) combined single limit for each occurrence. The comprehensive general liability policy shall include contractual liability which includes the provisions of Section 14 (Indemnification section) herein.
Tenant shall not do or fail to do anything in, upon or about the Premises which will: (1) violate the terms of any of Landlord's insurance policies; (2) prevent Landlord from obtaining policies of insurance acceptable to Landlord or any Mortgagees; or (3) result in an increase in the rate of any insurance on the Premises, the Building, any other property of Landlord or of others within the Building. In the event of the occurrence of any of the events set forth in this Section, Tenant shall pay Landlord upon demand, as Additional Base Rental, the cost of the amount of any increase in any such insurance premium, provided that the acceptance by Landlord of such payment shall not be construed to be a waiver of any rights by Landlord in connection with a default by Tenant under the Lease. If Tenant fails to obtain the insurance coverage required by this Lease, Landlord may, at its option, obtain such insurance for Tenant, and Tenant shall pay, as Additional Base Rental, the cost of all premiums thereon and all of Landlord's costs associated therewith.
On or before the Commencement Date of the Lease, Tenant shall furnish to Landlord and its Building Manager, certificates of insurance evidencing the aforesaid insurance coverage, including naming Landlord and Landlord's Building Manager as additional insureds. Renewal certificates must be furnished to Landlord at least thirty (30) days prior to the expiration date of such insurance policies showing the above coverage to be in full force and effect.
All such insurance shall provide that it cannot be canceled except upon thirty (30) days prior written notice to Landlord. Tenant shall comply with all rules and directives of any insurance board, company or agency determining rates of hazard coverage for the Premises, including but not limited to the installation of any equipment and/or the correction of any condition necessary to prevent any increase in such rates.
B.    Landlord's Insurance. Landlord shall maintain property insurance on the Building in such amounts as Landlord reasonably elects. The cost of such insurance shall be included as a part of the Basic Costs, and payments for losses and recoveries thereunder shall be made solely to Landlord or the Mortgagees of Landlord as their interests shall appear.
C.    Waiver of Subrogation. Landlord and Tenant each agree that neither Landlord nor Tenant will have any claim against the other for any loss, damage or injury which is covered by insurance carried by either party and for which recovery from such insurer is made, notwithstanding the negligence of either party in causing the loss. This release shall be valid only if the insurance policy in question permits waiver of subrogation or if the insurer agrees in writing that such waiver of subrogation will not affect coverage under said policy. Each party agrees to use its best efforts to obtain such an agreement from its insurer if the policy does not expressly permit a waiver of subrogation.
D.    Waiver of Claims. Except for claims arising from Landlord's willful misconduct that are not covered by Tenant's insurance required hereunder, Tenant waives all claims against Landlord for injury or death to persons, damage to property or to any other interest of Tenant sustained by Tenant or any party claiming, through Tenant resulting from: (i) any occurrence in or upon the Premises, (ii) leaking of roofs, bursting, stoppage or leaking of water, gas, sewer or steam pipes or equipment, including sprinklers, (iii) wind, rain, snow, ice, flooding, freezing, fire, explosion, earthquake, excessive heat or cold, or other casualty, (iv) the Building, Premises, or the operating and mechanical systems or equipment of the Building, being defective, or failing, and (v) vandalism, malicious mischief, theft or other acts or omissions of any other parties including without limitation, other tenants, contractors and invitees at the Building. Tenant agrees that Tenant's property loss risks shall be borne by its insurance, and Tenant agrees to look solely to and seek recovery only from its insurance carriers in the event of such losses. For purposes hereof, any deductible amount shall be treated as though it were recoverable under such policies.
14.    INDEMNIFICATION
A.    Tenant shall indemnify and hold harmless Landlord and its agents, successors and assigns, including its Building Manager, from and against all injury, loss, costs, expenses, claims or damage (including attorney's fees and disbursements) to any person or property arising from, related to, or in connection with any use or occupancy of the Premises by or any act or omission (including, without limitation, construction and repair of the Premises arising out of Tenant's Work or subsequent work) of Tenant, its agents, contractors, employees, customers, and invitees, which indemnity extends to any and all claims arising from any breach or default in the performance of any obligation on Tenant's part to be performed under the terms of this Lease. This indemnification shall survive the expiration or termination of the Lease Term.
B.    Landlord shall indemnify and hold harmless Tenant and its agents, successors and assigns from and against all injury, loss, costs, expenses, claims or damage (including attorney's fees and disbursements) to any person or property arising from, related to, or in connection with any any act or omission (including, without limitation, construction and repair of the Premises arising out of Landlord's Work or subsequent work) of Landlord, its agents, contractors, employees, customers, and invitees (but excluding any co-tenants or other occupants of the Building and their agents, contractors, employees, customers, and invitees), which indemnity extends to any and all claims arising from any breach or default in the performance of any obligation on Landlord’s part to be performed under the terms of this Lease. This indemnification shall survive the expiration or termination of the Lease Term.
C.    Landlord shall not be liable to Tenant for any damage by or from any act or negligence of any co-tenant or other occupant of the Building, or by any owner or occupants of adjoining or contiguous property. Landlord shall not be liable for any injury or damage to persons or property resulting in whole or in part from the criminal activities or willful misconduct of others. To the extent not covered by all risk property insurance, Tenant agrees to pay for all damage to the Building, as well as all damage to persons or property of other tenants or occupants thereof, caused by the negligence, fraud or willful misconduct of Tenant or any of its agents, contractors, employees, customers and invitees. Nothing contained herein shall be construed to relieve Landlord from liability for any personal injury resulting from its gross negligence, fraud or willful misconduct.
15.    CASUALTY DAMAGE
Tenant shall promptly notify Landlord or the Building Manager of any fire or other casualty to the Premises or to the extent it knows of damage, to the Building. In the event the Premises or any substantial part of the Building is wholly or partially damaged or destroyed by fire or other casualty which is covered by Landlord's insurance, the Landlord will proceed to restore the same to substantially the same condition existing immediately prior to such damage or destruction unless such damage or destruction is incapable of repair or restoration within one hundred eighty (180) days, in which event Landlord may, at Landlord's option and by written notice given to Tenant within sixty (60) days of such damage or destruction, declare this Lease terminated as of the happening of such damage or destruction. If in Landlord's sole opinion the net insurance proceeds recovered by reason of the damage or destruction will not be adequate to complete the restoration of the Building, Landlord shall have the right to terminate this Lease and all unaccrued obligations of the parties hereto by sending a notice of such termination to Tenant. To the extent after fire or other casualty that Tenant shall be deprived of the use and occupancy of the Premises or any portion thereof as a result of any such damage, destruction or the repair thereof, providing Tenant did not cause the fire or other casualty, Tenant shall be relieved of the same ratable portion of the Monthly Rent hereunder as the amount of damaged or useless space in the Premises bears to the rentable square footage of the Premises until such time as the Premises may be restored. Landlord shall reasonably determine the amount of damaged or useless space and the square footage of the Premises referenced in the prior sentence.
16.    CONDEMNATION
If (a) the whole or any substantial part of the Premises or (b) any portion of the Building or Property which would leave the remainder of the Building unsuitable for use as an office building comparable to its use on the Commencement Date, shall be taken or condemned for any public or quasi-public use under governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof, then Landlord may, at its option, terminate this Lease effective as of the date the physical taking of said Premises or said portion of the Building or Property shall occur. In the event this Lease is not terminated, the Rentable Area of the Building, the Rentable Area of the Premises and Tenant's Pro Rata Share shall be appropriately adjusted. In addition, Rent for any portion of the Premises so taken or condemned shall be abated during the unexpired term of this Lease effective when the physical taking of said portion of the Premises shall occur. All compensation awarded for any such taking or condemnation, or sale proceeds in lieu thereof, shall be the property of Landlord, and Tenant shall have no claim thereto, the same being hereby expressly waived by Tenant except for any portions of such award or proceeds which are specifically allocated by the condemning or purchasing party for the taking of or damage to trade fixtures of Tenant, which Tenant specifically reserves to itself.
17.    INSPECTION OF PREMISES
Landlord and its agents or representatives shall have the right to enter the Premises to inspect the same, or to show the Premises to prospective purchasers, mortgagees, tenants (during the last twelve months of the Lease Term or earlier in connection with a potential relocation) or insurers, or to clean or make repairs, alterations or additions thereto, including any work that Landlord deems necessary for the safety, protection or preservation of the Building or any occupants thereof, or to facilitate repairs, alterations or additions to the Building or any other tenants' premises. Except for any entry by Landlord in an emergency situation or to provide normal cleaning and janitorial service, Landlord shall provide Tenant with reasonable prior notice of any entry into the Premises, which notice may be given verbally. If reasonably necessary for the protection and safety of Tenant and its employees, Landlord shall have the right to temporarily close the Premises to perform repairs, alterations or additions in the Premises, provided that Landlord shall use reasonable efforts to perform all such work on weekends and after Normal Business Hours. Entry by Landlord hereunder shall not constitute a constructive eviction or entitle Tenant to any abatement or reduction of Rent by reason thereof.
18.    SURRENDER OF PREMISES
Upon the expiration of the Term, or sooner termination of the Lease, Tenant shall quit and surrender to Landlord the Premises, broom clean, in good order and condition, normal wear and tear and damage by fire and other casualty excepted. All leasehold improvements and other fixtures, such as light fixtures and HVAC equipment, wall coverings, carpeting and drapes, in or serving the Premises, whether installed by Tenant or Landlord, shall be Landlord's property and shall remain, all without compensation, allowance or credit to Tenant. Any property not removed shall be deemed to have been abandoned by Tenant and may be retained or disposed of by Landlord at Tenant's expense free of any and all claims of Tenant, as Landlord shall desire. All property not removed from the Premises by Tenant may be handled or stored by Landlord at Tenant's expense and Landlord shall not be liable for the value, preservation or safekeeping thereof. At Landlord's option all or part of such property may be conclusively deemed to have been conveyed by Tenant to Landlord as if by bill of sale without payment by Landlord. The Tenant hereby waives to the maximum extent allowable the benefit of all laws now or hereafter in force in this state or elsewhere exempting property from liability for rent or for debt. Landlord may, nonetheless, at any time prior to, or within six (6) months after, the expiration or earlier termination of this Lease or Tenant's right to possession, request Tenant to remove any leasehold improvements performed by or for the benefit of Tenant and all electronic, phone and data cabling as are designated by Landlord (the “Required Removables”) at Tenant's sole cost. In the event that Landlord so elects, Tenant shall remove such Required Removables within ten (10) days after notice from Landlord, provided that in no event shall Tenant be required to remove such Required Removables prior to the expiration or earlier termination of this Lease or Tenant's right to possession. In addition to

Tenant’s obligation to remove the Required Removables, Tenant shall repair any damage caused by such removal and perform such other work as is reasonably necessary to restore the Premises. If Tenant fails to remove any specified Required Removables or to perform any required repairs and restoration within the time period specified above, Landlord, at Tenant's sole cost and expense, may remove, store, sell and/or dispose of the Required Removables and perform such required repairs and restoration work. Tenant, within five (5) days after demand from Landlord, shall reimburse Landlord for any and all reasonable costs incurred by Landlord in connection with the Required Removables.
19.    HOLDING OVER
In the event Tenant shall continue in occupancy of the Premises without Landlord’s prior written consent after the expiration or termination of this Lease, Tenant shall be regarded as an unwelcome holdover and shall vacate immediately at any time upon Landlord’s demand and, in addition to any other rights Landlord may have, shall pay to Landlord commencing upon the third (3rd) month of Holdover one hundred twenty-five percent (125%) of the highest per diem amount of minimum and additional rents previously payable under this Lease for each day Tenant retains possession of the Premises.
20.    SUBLETTING AND ASSIGNMENT
Tenant shall not, without the prior written consent of Landlord, list the Premises or any part thereof as available for assignment or sublease with any broker or agent or otherwise advertise, post, communicate or solicit prospective assignees or subtenants through any direct or indirect means, nor assign this Lease or any interest thereunder, or sublet Premises or any part thereof, or permit the use of Premises by any party other than Tenant, other than a sublease, assignment or other transfer to a subsidiary or affiliated company upon consent of Landlord, which consent shall not be unreasonably withheld or to a successor upon a merger or consolidation. Tenant shall not solicit Landlord's existing tenants and Landlord shall not approve a sublease or assignment between Tenant and one of Landlord's existing tenants. In the event that during the term of this Lease, Tenant desires to sublease and introduces Landlord to a proposed replacement tenant for Tenant, which replacement tenant has a good reputation, is of financial strength at least equal to that of Tenant (as determined by Landlord in its reasonable discretion) and has a use for Premises and a number of employees reasonably consistent with that of Tenant's operation, the Landlord may consider such replacement tenant and notify Tenant with reasonable promptness as to Landlord's choice, at Landlord's sole discretion, of the following:
A.    That Landlord consents to a subleasing of the Premises or assignment of the lease to such replacement tenant provided that Tenant shall remain fully liable for all of its obligations and liabilities under this Lease and provided further that Landlord shall be entitled to any profit obtained by Tenant from such subletting or assignment; or;
B.    That upon such replacement tenant's entering into a mutually satisfactory new Lease for the Premises with Landlord, then Tenant shall be released from all further obligations and liabilities under this Lease (excepting only any unpaid rentals or any unperformed covenants then past due under this Lease or any guarantee by Tenant of replacement tenant's obligations); or
C.    That Landlord declines to consent to such sublease or assignment due to insufficient or unsatisfactory documentation furnished to Landlord to establish Tenant's reputation, financial strength and proposed use of and operations upon Premises; or

D.    That Landlord elects to cancel the Lease and recapture the Premises (in the case of an assignment) or that Landlord elects to cancel the Lease as to the portion thereof that Tenant had wished to sublease. In either such event Tenant shall surrender possession of the Premises, or the portion thereof which is the subject of Tenant's request on the date set forth in a notice from Landlord in accordance with the provisions of this lease relating to the surrender of the Premises. If this Lease shall be canceled as to a portion of the Premises only, the Rent payable by Tenant hereunder shall be abated proportionately according to the ratio that the area of the portion of the Premises surrendered (as computed by Landlord) bears to the area of the Premises immediately prior to such surrender. If Landlord shall cancel this Lease, Landlord may relet the Premises, or the applicable portion of the Premises, to any other party (including, without limitation, the proposed assignee or subtenant of Tenant), without any liability to Tenant.
In no case may Tenant assign any options to subtenant(s) or assignee(s) hereunder, all such options being deemed personal to Tenant only. Consent by Landlord hereunder shall in no way operate as a waiver by Landlord of, or to release or discharge Tenant from, any liability under this Lease or be construed to relieve Tenant from obtaining Landlord's consent to any subsequent assignment, subletting, transfer, use or occupancy.
21.    SUBORDINATION, ATTORNMENT AND MORTGAGEE PROTECTION
This Lease is subject and subordinate to all Mortgages now or hereafter placed upon the Building, and all other encumbrances and matters of public record applicable to the Building, including without limitation, any reciprocal easement or operating agreements, covenants, conditions and restrictions and Tenant shall not act or permit the Premises to be operated in violation thereof. If any foreclosure or power of sale proceedings are initiated by any Lender or a deed in lieu is granted (or if any ground lease is terminated), Tenant agrees, upon written request of any such Lender or any purchaser at such foreclosure sale, to attorn and pay Rent to such party and to execute and deliver any instruments necessary or appropriate to evidence or effectuate such attornment. In the event of attornment, no Lender shall be: (i) liable for any act or omission of Landlord, or subject to any offsets or defenses which Tenant might have against Landlord (prior to such Lender becoming Landlord under such attornment), (ii) liable for any security deposit or bound by any prepaid Rent not actually received by such Lender, or (iii) bound by any future modification of this Lease not consented to by such Lender. Any Lender may elect to make this Lease prior to the lien of its Mortgage, and if the Lender under any prior Mortgage shall require, this Lease shall be prior to any subordinate Mortgage; such elections shall be effective upon written notice to Tenant. Tenant agrees to give any Lender by certified mail, return receipt requested, a copy of any notice of default served by Tenant upon Landlord, provided that prior to such notice Tenant has been notified in writing (by way of service on Tenant of a copy of an assignment of leases, or otherwise) of the name and address of such Lender. Tenant further agrees that if Landlord shall have failed to cure such default within the time permitted Landlord for cure under this Lease, any such Lender whose address has been so provided to Tenant shall have an additional period of thirty (30) days in which to cure (or such additional time as may be required due to causes beyond such Lender's control, including time to obtain possession of the Building by power of sale or judicial action or deed in lieu of foreclosure). The provisions of this Section shall be self-operative; however, Tenant shall execute such documentation as Landlord or any Lender may request from time to time in order to confirm the matters set forth in this Section in recordable form. To the extent not expressly prohibited by Law, Tenant waives the provisions of any Law now or hereafter adopted which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease or Tenant's obligations hereunder if such foreclosure or power of sale proceedings are initiated, prosecuted or completed.

Landlord will provide Tenant with documentation of the existing Lender’s agreement to Tenant’s right of quiet enjoyment and of the subordination of this Lease, which agreement is to be signed prior to execution of this Lease
22.    ESTOPPEL CERTIFICATE
Tenant shall from time to time, upon written request by Landlord or Lender, deliver to Landlord or Lender, within ten (10) days after receipt of such request, a statement in writing certifying: (i) that this Lease is unmodified and in full force and effect (or if there have been modifications, identifying such modifications and certifying that the Lease, as modified, is in full force and effect); (ii) the dates to which the Rent has been paid; (iii) that Landlord is not in default under any provision of this Lease (or if Landlord is in default, specifying each such default); and, (iv) the address to which notices to Tenant shall be sent; it being understood that any such statement so delivered may be relied upon in connection with any lease, mortgage or transfer.
Tenant's failure to deliver such statement within such time shall be conclusive upon Tenant that: (i) this Lease is in full force and effect and not modified except as Landlord may represent; (ii) not more than one month's Rent has been paid in advance; (iii) there are no defaults by Landlord; and, (iv) notices to Tenant shall be sent to Tenant's Address as set forth in Section 1 of this Lease. Notwithstanding the presumptions of this Section, Tenant shall not be relieved of its obligation to deliver said statement.
23.    DEFAULTS
If Tenant: (i) fails to pay within 10 days of when due any installment or other payment of Rent, or to keep in effect any insurance required to be maintained; or (ii) vacates or abandons the Premises, or (iii) becomes insolvent, makes an assignment for the benefit of creditors, files a voluntary bankruptcy or an involuntary petition in bankruptcy is filed against Tenant which petition is not dismissed within sixty (60) days of its filing, or (iv) fails to perform or observe any of the other covenants, conditions or agreements contained herein on Tenant's part to be kept or performed and such failure shall continue for thirty (30) days after notice thereof given by or on behalf of Landlord (but excluding circumstances in which Tenant has begun to cure the failure but the failure or default is of a type that it’s cure cannot be completed within thirty (30) days due to circumstances beyond Tenant’s control and Tenant completes such cure in a reasonable time), (v) if the interest of Tenant shall be offered for sale or sold under execution or other legal process, or (vi) if Tenant makes any transfer, assignment, conveyance, sale, pledge, disposition of all or a substantial portion of Tenant's property other than a sublease, assignment or other transfer to a subsidiary or affiliated company consented to by Landlord or to any successor upon merger or consolidation, then any such event or conduct shall constitute a "default" hereunder.
If Tenant shall file a voluntary petition pursuant to the United States Bankruptcy Reform Act of 1978, as the same may be from time to time be amended (the "Bankruptcy Code"), or take the benefit of any insolvency act or be dissolved, or if an involuntary petition be filed against Tenant pursuant to the Bankruptcy Code and said petition is not dismissed within thirty (30) days after such filing, or if a receiver shall be appointed for its business or its assets and the appointment of such receiver is not vacated within thirty (30) days after such appointment, or if it shall make an assignment for the benefit of its creditors, then Landlord shall have all of the rights provided for in the event of nonpayment of the Rent.
If any alleged default on the part of the Landlord hereunder occurs, Tenant shall give written notice to Landlord in the manner herein set forth and shall afford Landlord a reasonable opportunity to cure any such default.  In addition, Tenant shall send notice of such default by certified or registered mail, postage prepaid, to the holder of any Mortgage whose address Tenant has been notified of in writing, and shall afford such Mortgage holder a reasonable opportunity to cure any alleged default on Landlord's behalf.  If neither Landlord nor the holder of such Mortgage cures the alleged default within one hundred twenty (120) days of written notice to the Landlord and provided the Landlord (or holder of such Mortgage) does not petition a court of competent jurisdiction during the one hundred twenty (120) day period to determine there is no default as claimed by the Tenant, the Tenant shall have the right to cure said default and upon submission of appropriate documentation to Landlord showing the reasonable costs expended by the Tenant to so cure the Landlord default, the Tenant shall have the right to set off Base Rent by the amount it expended upon such cure.  In the event the Landlord petitions the court and the court determines either that no default has occurred, Tenant shall be required to remit to the Landlord the amount of Base Rent set off, with interest on the amount so payable based upon an interest rate of ten percent (10%) per annum calculated from the date or dates such Base Rent was due and payable otherwise hereunder.  In no event will Landlord be responsible for any incidental and consequential damages incurred by Tenant, including but not limited to, lost profits or interruption of business as a result of any alleged default by Landlord hereunder.
24.    REMEDIES
The remedies provided Landlord under this Lease are cumulative.
A.    Upon the occurrence of any default, Landlord may serve notice on Tenant that the Term and the estate hereby vested in Tenant and any and all other rights of Tenant hereunder shall cease on the date specified in such notice and on the specified date this Lease shall cease and expire as fully and with the effect as if the Term had expired for passage of time.
B.    Upon the occurrence of any default , in addition to any other Remedies provided for in this Lease or under the law of the State of Michigan Landlord may accelerate the Rent due under this Lease, in which event, Tenant shall immediately pay to Landlord the sum of: (a) all Rent accrued hereunder through the date of default, and, upon Landlord's determination thereof, (b) all Rent accrued hereunder from the date of default through the date of an award or judgment by any court, (c) an amount equal to the total Rent that Tenant would have been required to pay for the remainder of the Lease Term discounted to present value at five percent per annum. Landlord shall be under no obligation to relet the premises or any part thereof.
C.    Without terminating this Lease in case of a default or if this Lease shall be terminated for default as provided herein, Landlord may re-enter the Premises, remove Tenant, or cause Tenant to be removed from the Premises in such manner as Landlord may deem advisable, with or without legal process, and using such reasonable force as may be necessary. In the event of re-entry without terminating this Lease, Tenant shall continue to be liable for all Rents and other charges accruing or coming due under this Lease.
D.    If Landlord, without terminating this Lease, shall reenter the Premises or if this Lease shall be terminated as provided in Section A above:

(1)
All Rent due from Tenant to Landlord shall thereupon become due and shall be paid up to the time of re-entry, dispossession or expiration, together with reasonable costs and expenses (including, without limitation, attorney's fees) of Landlord;

(2)
Landlord, without any obligation to do so, may relet the Premises or any part thereof for a term or terms which may at Landlord's option be less than or exceed the period which would otherwise have constituted the balance of the Term and may grant such concessions in reletting as Landlord, in the exercise of its reasonable business judgment, deems desirable. In connection with such reletting, Tenant shall be liable for all costs of the reletting including, without limitation, rent concessions, leasing commissions, legal fees and alteration and remodeling costs; and

(3)
If Landlord shall have terminated this Lease, Tenant shall also be liable to Landlord for all damages provided for in law and under this Lease resulting from Tenant's breach including, without limitation, the difference between the aggregate rentals reserved under the terms of this Lease for the balance of the Term together with all other sums payable hereunder as Rent for the balance of the Term, less the fair rental value of the Premises for that period determined as of the date of such termination. For purposes of this Section, Tenant shall be deemed to include any guarantor or surety of the Lease.

E.    Tenant hereby waives all right to trial by jury in any claim, action proceeding or counterclaim by either Landlord or Tenant against each other or any matter arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, and/or Tenant's use or occupancy or the Premises.
F.    In addition to the above, Landlord shall have any and all other rights provided a Landlord under law or equity for breach of a lease or tenancy by a Tenant.
25.    QUIET ENJOYMENT
Landlord covenants and agrees with Tenant that so long as Tenant pays the Rent and observes and performs all the terms, covenants, and conditions of this Lease on Tenant's part to be observed and performed, Tenant may peaceably and quietly enjoy the Premises subject, nevertheless, to the terms and conditions of this Lease, and Tenant's possession will not be disturbed by anyone claiming by, through, or under Landlord.
26.    ACCORD AND SATISFACTION
No payment by Tenant or receipt by Landlord of an amount less than full payment of Rent then due and payable shall be deemed to be other than on account of the Rent then due and payable, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Rent or pursue any other remedy provided for in this Lease or available at law or in equity.
27.    BROKERAGE COMMISSION
Landlord and Tenant represent and warrant to each other that neither has dealt with any broker, finder or agent except for the Broker(s) identified in Section 1. Tenant represents and warrants to Landlord that (except with respect to the Broker identified in Section 1 and with whom Landlord has entered into a separate brokerage agreement) no broker, agent, commission salesperson, or other person has represented Tenant in the negotiations for and procurement of this Lease and of the Premises and that no commissions, fees, or compensation of any kind are due and payable in connection herewith to any broker, agent commission salesperson, or other person. Tenant agrees to indemnify Landlord and hold Landlord harmless from any and all claims, suits, or judgments (including, without limitation, reasonable attorneys' fees and court costs incurred in connection with any such claims, suits, or judgments, or in connection with the enforcement of this indemnity) for any fees, commissions, or compensation of any kind which arise out of or are in any way connected with any claimed agency relationship not referenced in Section 1.
28.    FORCE MAJEURE

Landlord shall be excused for the period of any delay in the performance of any obligation hereunder when prevented from so doing by a cause or causes beyond its control, including all labor disputes, civil commotion, war, war-like operations, invasion, rebellion, hostilities, military or usurped power, sabotage, governmental regulations or controls, fire or other casualty, inability to obtain any material, services or financing, or through acts of God. Tenant shall similarly be excused for delay in the performance of any obligation hereunder; provided:

(1)
nothing contained in this Section or elsewhere in this Lease shall be deemed to excuse or permit any delay in the payment of the Rent, or any delay in the cure of any default which may be cured by the payment of money;

(2)	no reliance by Tenant upon this Section shall limit or restrict in any way Landlord's right of self-help as provided in this Lease; and

(3)
Tenant shall not be entitled to rely upon this Section unless it shall first have given Landlord notice of the existence of any force majeure preventing the performance of an obligation of Tenant within five days after the commencement of the force majeure.

29.    ENVIRONMENTAL PROVISIONS
A.    Definition of Hazardous Materials. The term "Hazardous Materials" for purposes hereof shall mean any chemical, substance, materials or waste or component thereof which is now or hereafter listed, defined or regulated as a hazardous or toxic chemical, substance, materials or waste or component thereof by any federal, state or local governing or regulatory body having jurisdiction, or which would trigger any employee or community "right-to-know" requirements adopted by any such body, or for which any such body has adopted any requirements for the preparation or distribution of a materials safety data sheet ("MSDS").
B.    No Hazardous Materials. Tenant shall not transport, use, store, maintain, generate, manufacture, handle, dispose, release or discharge any Hazardous Materials. However, the foregoing provisions shall not prohibit the transportation to and from, and use, storage, maintenance and handling within the Premises of Hazardous Materials customarily used in the business or activity expressly permitted to be undertaken in the Premises under Section 10, provided: (a) such Hazardous Materials shall be used and maintained only in such quantities as are reasonably necessary for such permitted use of the Premises and the ordinary course of Tenant's business therein, strictly in accordance with applicable Law, highest prevailing standards, and the manufacturers' instructions therefor, (b) such Hazardous Materials shall not be disposed of, released or discharged in the Building, and shall be transported to and from the Premises in compliance with all applicable Laws, and as Landlord shall reasonably require, (c) if any applicable Law or Landlord's trash removal contractor requires that any such Hazardous Materials be disposed of separately from ordinary trash, Tenant shall make arrangements at Tenant's expense for such disposal directly with a qualified and licensed disposal company at a lawful disposal site (subject to scheduling and approval by Landlord), and (d) any remaining such Hazardous Materials shall be completely, properly and lawfully removed from the Building upon expiration or earlier termination of this Lease.
C.    Notices To Landlord. Tenant shall promptly notify Landlord of: (i) any enforcement, cleanup or other regulatory action taken or threatened by any governmental or regulatory authority with respect to the presence of any Hazardous Materials on the Premises or the migration thereof from or to other property, (ii) any demands or claims made or threatened by any party relating to any loss or injury resulting from any Hazardous Materials on the Premises, (iii) any release, discharge or non-routine, improper or unlawful disposal or transportation of any Hazardous Materials on or from the Premises or in violation of this Section, and (iv) any matters where Tenant is required by Law to give a notice to any governmental or regulatory authority respecting any Hazardous Materials on the Premises. Landlord shall have the right (but not the obligation) to join and participate, as a party, in any legal proceedings or actions affecting the Premises initiated in connection with any environmental, health or safety law. At such times as Landlord may reasonably request, Tenant shall provide Landlord with a written list, certified to be true and complete, identifying any Hazardous Materials then used, stored, or maintained upon the Premises, the use and approximate quantity of each such materials, a copy of any MSDS issued by the manufacturer therefor, and such other information as Landlord may reasonably require or as may be required by Law.
D.    Indemnification of Landlord. If any Hazardous Materials are released, discharged or disposed of by Tenant or any other occupant of the Premises, or their employees, agents, invitees or contractors, on or about the Building in violation of the foregoing provisions, Tenant shall immediately, properly and in compliance with applicable Laws clean up, remediate and remove the Hazardous Materials from the Building and any other affected property and clean or replace any affected personal property (whether or not owned by Landlord), at Tenant's expense (without limiting Landlord's other remedies therefor). Tenant shall further be required to indemnify and hold Landlord, Landlord's directors, officers, employees and agents harmless from and against any and all claims, demands, liabilities, losses, damages, penalties and judgments directly or indirectly arising out of or attributable to a violation of the provisions of this Section by Tenant, Tenant's occupants, employees, contractors or agents. Any clean up, remediation and removal work shall be subject to Landlord's prior written approval (except in emergencies), and shall include, without limitation, any testing, investigation, and the preparation and implementation of any remedial action plan required by any governmental body having jurisdiction or reasonably required by Landlord. If Landlord or any Lender or governmental body arranges for any tests or studies showing that this Section has been violated, Tenant shall pay for the costs of such tests. The provisions of this Section shall survive the expiration or earlier termination of this Lease.
E.    Mold. Because mold spores are present essentially everywhere and mold can grow in almost any moist location, Tenant acknowledges the necessity of adopting and enforcing good housekeeping practices, ventilation and vigilant moisture control within the Premises (particularly in kitchen areas, janitorial closets, bathrooms, in and around water fountains and other exterior plumbing facilities and fixtures, break rooms, and in and around outside walls, and in and around HVAC systems and associated drains located within the Premises, if any) for the prevention of mold (such measures, "Mold Prevention Practices"). Tenant will, at its sole cost and expense, keep and maintain the Premises in good order and condition in accordance with the Mold Prevention Practices and acknowledges that the control of moisture, and prevention of mold within the Premises, is integral to its obligations under the Lease. Tenant, at its sole cost and expense, shall:

(1)
Regularly monitor the Premises for the presence of mold and any conditions that reasonably can be expected to give rise to or be attributed to mold or fungus including, but not limited to, observed or suspected instances of water damage, condensation, seepage, leaks or any other water collection or penetration (from any source, internal or external), mold growth, mildew, repeated complaints of respiratory ailments or eye irritation by Tenant’s employees or any other occupants of the Premises, or any notice from a governmental agency of complaints regarding the indoor air quality at the Premises (the "Mold Conditions"); and

(2)	Immediately notify Landlord in writing if it observes, suspects, has reason to believe or should know of mold or Mold Conditions in, at, or about the Premises or a surrounding area.

F.    Mold Inspection. In the event of suspected mold or Mold Conditions in, at, or about the Premises and surrounding areas, Landlord may cause an inspection of the Premises to be conducted, during such time as Landlord may designate, to determine if mold or Mold Conditions are present in, at, or about the Premises.
G.    Release. Tenant hereby releases and relieves Landlord from any and all liability for bodily injury and damage to property, waives any and all claims against Landlord and assumes all risk of personal injury and property damage related to or allegedly caused by or associated with any mold or Mold Conditions in or on the Premises caused by Tenant, its employees, agents, or contractors, existing on the Commencement Date or arising thereafter.
30.    ADDITIONAL RIGHTS RESERVED BY LANDLORD
In addition to any other rights provided for herein, Landlord reserves the following rights, exercisable without liability to Tenant for damage or injury to property, person or business and without effecting an eviction, constructive or actual, or disturbance of Tenant's use or possession or giving rise to any claim:
A.    Exculpation. Notwithstanding anything else whatsoever in this Lease, at law, or in equity to the contrary, Tenant agrees that it shall look to and shall have recourse solely to the state and property of the landlord in the land and buildings comprising the deed parcel of real estate of which the Premises are a part, for the collection of any judgment (or any other judicial process) requiring the payment of money by Landlord in the event of any default or breach by Landlord with respect to any of the terms, covenants and conditions of this Lease to be observed and/or performed by Landlord, or in the event of any other judgment or judicial process obtained by Tenant in any way arising directly or indirectly out of or under this Lease or the performance hereof or out of the relationship of Landlord or Tenant established hereunder, and no other real or personal property of the Landlord, tangible or intangible, shall be subject to levy, execution or other enforcement procedures for the satisfaction of Tenant’s remedies. In the event of the sale of any of Landlord’s right, title and interest in the building, Landlord shall be released from all liabilities and obligations under this Lease after the sale.
31.    RELOCATION.
Intentionally Deleted.
32.    MISCELLANEOUS PROVISIONS
A.    Rules and Regulations. Tenant shall comply with all of the rules and regulations promulgated by Landlord from time to time for the Building. A copy of the current rule and regulations is attached hereto as EXHIBIT D.
B.    Execution of Lease. If more than one person or entity executes this Lease as Tenant, each such person or entity shall be jointly and severally liable for observing and performing each of the terms, covenants, conditions and provisions to be observed or performed by Tenant.
C.    Transfers. The term "Landlord" appearing herein shall mean only the owner of the Building from time to time and, upon a sale or transfer of its interest in the Building, the then Landlord and transferring party shall have no further obligations or liabilities for matters accruing after the date of transfer of that interest and Tenant, upon such sale or transfer, shall look solely to the successor owner and transferee of the Building for performance of Landlord's obligations hereunder.
D.    Relationship of the Parties. Nothing contained in this Lease shall be construed by the parties hereto, or by any third party, as constituting the parties as principal and agent, partners or joint venturers, nor shall anything herein render either party (other than a guarantor) liable for the debts and obligations of any other party, it being understood and agreed that the only relationship between Landlord and Tenant is that of Landlord and Tenant.
E.    Entire Agreement: Merger. This Lease embodies the entire agreement and understanding between the parties respecting the Lease and the Premises and supersedes all prior negotiations, agreements and understandings between the parties, all of which are merged herein. No provision of this Lease may be modified, waived or discharged except by an instrument in writing signed by the party against which enforcement of such modification, waiver or discharge is sought.

F.    No Representation by Landlord. This Lease Agreement, including the Exhibits constitutes the entire agreement between the parties hereto with respect to the subject matter of this Lease and supersedes all prior agreements and understandings between the parties related to the Premises, including all lease proposals, letters of intent and similar documents. TENANT EXPRESSLY ACKNOWLEDGES AND AGREES THAT LANDLORD HAS NOT MADE AND IS NOT MAKING, AND TENANT, IN EXECUTING AND DELIVERING THIS LEASE, IS NOT RELYING UPON, ANY WARRANTIES, REPRESENTATIONS, PROMISES OR STATEMENTS, EXCEPT TO THE EXTENT THAT THE SAME ARE EXPRESSLY SET FORTH IN THIS LEASE. ALL UNDERSTANDINGS AND AGREEMENTS HERETOFORE MADE BETWEEN THE PARTIES ARE MERGED IN THIS LEASE WHICH ALONE FULLY AND COMPLETELY EXPRESSES THE AGREEMENT OF THE PARTIES, NEITHER PARTY RELYING UPON ANY STATEMENT OR REPRESENTATION NOT EMBODIED IN THIS LEASE. THIS LEASE MAY BE MODIFIED ONLY BY A WRITTEN AGREEMENT SIGNED BY LANDLORD AND TENANT. LANDLORD AND TENANT EXPRESSLY AGREE THAT THERE ARE AND SHALL BE NO IMPLIED WARRANTIES OF MERCHANTABILITY, HABITABILITY, SUITABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OF ANY OTHER KIND ARISING OUT OF THIS LEASE, ALL OF WHICH ARE HEREBY WAIVED BY TENANT AND THAT THERE ARE NO WARRANTIES WHICH EXTEND BEYOND THOSE EXPRESSLY SET FORTH IN THIS LEASE.
G.    Limitation of Liability. Notwithstanding any provision in this Lease to the contrary, under no circumstances shall Landlord's liability or that of its directors, officers, employees and agents for failure to perform any obligations arising out of or in connection with the Lease or for any breach of the terms or conditions of this Lease (whether written or implied) exceed Landlord's equity interest in the Building. Any judgments rendered against Landlord shall be satisfied solely out of proceeds of sale of Landlord's interest in the Building. No personal judgment shall lie against Landlord upon extinguishment of its rights in the Building and any judgments so rendered shall not give rise to any right of execution or levy against Landlord's assets. The provisions hereof shall inure to Landlord's successors and assigns including any Lender. The foregoing provisions are not intended to relieve Landlord from the performance of any of Landlord's obligations under this Lease, but only to limit the personal liability of Landlord in case of recovery of a judgment against Landlord; nor shall the foregoing be deemed to limit Tenant's rights to obtain injunctive relief or specific performance or other remedy which may be accorded Tenant by law or under this Lease. If Tenant claims or asserts that Landlord has violated or failed to perform a covenant under the Lease, in no event shall Tenant be entitled to any consequential damages (but shall, subject to the terms of the Lease, be entitled to direct damages as a result) nor shall Tenant be entitled to a set off against amounts due from Tenant to Landlord under this Lease for any such failure.
H.    Memorandum of Lease. Neither party, without the written consent of the other, will execute or record any this Lease or any summary or memorandum of this Lease in any public recorders office.
I.    No Waivers: Amendments. Failure of Landlord to insist upon strict compliance by Tenant of any condition or provision of this Lease shall not be deemed a waiver by Landlord of that condition. No waiver shall be effective against Landlord unless in writing and signed by Landlord. Similarly, this Lease cannot be amended except by a writing signed by Landlord and Tenant.
J.    Successors and Assigns. The conditions, covenants and agreements contained herein shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.
K.    Governing Law. This Lease shall be governed by the law of the State where the Building is located.
L.    Exhibits. All exhibits attached to this Lease are a part hereof and are incorporated herein by reference and all provisions of such exhibits shall constitute agreements, promises and covenants of this Lease.
M.    Captions. The captions and headings used in this Lease are for convenience only and in no way define or limit the scope, interpretation or content of this Lease.
N.    Counterparts. This Lease may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
O.    Keys and Locks. Landlord warrants that the locks on the doors and windows (if applicable) are operational under the Landlord’s master key system. Tenant shall not "re-key" or change any door or window lock located on the Premises without the Landlord's prior written consent. Any and all keys providing ingress and egress to and from the Premises shall be keyed to enable the operation of the Landlord's master key system. In the event the Landlord consents to re-keying or any change of any Premises lock, Tenant shall arrange such re-keying through Landlord to ensure that any new or re-keyed lock can be opened by Landlord's master key. It shall be considered a default under this Lease, if at any time, Landlord discovers that it cannot gain access to the Premises because of a change to any door or window lock made by the Tenant or any of its employees without the prior written consent, and which changed or new lock cannot be opened by the Landlord's master key. Landlord agrees to use its master key for access to the Premises only under the rights and obligations of this lease.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have duly executed this Lease with the Exhibits attached hereto, as of this     1/9/2012    .

(Signatures appear on the following page)

LANDLORD

OSPREY-TROY OFFICENTRE, LLC
A Michigan limited liability company

FIRST WITNESS

Signature: /s/ Betsy Rome         By: Osprey, S.A., Ltd., a Florida limited
partnership
Its: Manager
Print name: Betsy Rome
__/s/ Michael A. Collins____________

By: Michael A. Collins

Title: Chief Executive Officer
SECOND WITNESS
Date: _____1/11/12_______________
Signature: /s/ Kathleen A. Glass

Print name: Kathleen A. Glass

TENANT

FVA VENTURES, INC. D/B/A VISALUS SCIENCES
A California corporation

FIRST WITNESS

Signature: /s/ Anuj Mehra

Print name: Anuj Mehra
___/s/ John Tolmie_________________

By: __ John Tolmie______________

Title: ___SVP Finance & Admin______
SECOND WITNESS
Date: ____1/9/12___________________
Signature: /s/ Kimberly Lehr

Print name: Kimberly Lehr

Certificate of Tenant
(If A Corporation or Partnership)

I, __John Tolmie___________, Secretary or General Partner of FVA VENTURES, INC. d/b/a ViSalus Sciences, Tenant, hereby certify that the officers executing the foregoing Lease on behalf of Tenant is/are duly authorized to act on behalf of and bind the Tenant.

/s/ John Tolmie
Secretary or General Partner

(Corporate Seal)

Exhibit A-1

EXHIBIT A     - Plan Showing Property and Premises
This Exhibit is attached to and made a part of the Lease dated __1/9/2012_________ by and between OSPREY-TROY OFFICENTRE, LLC, a Michigan limited liability company ("Landlord") and FVA VENTURES, INC. D/B/A VISALUS SCIENCES, a California corporation ("Tenant") for space in the Building located at 340 East Big Beaver, Troy, MI 48083.

Exhibit A-1

EXHIBIT B     - Landlord's Work
This Exhibit is attached to and made a part of the Lease dated ____1/9/2012_______ by and between OSPREY-TROY OFFICENTRE, LLC, a Michigan limited liability company ("Landlord") and FVA VENTURES, INC. D/B/A VISALUS SCIENCES, a California corporation ("Tenant") for space in the Building located at 340 East Big Beaver, Troy, MI 48083.

A.    For purposes of determining the Commencement Date, Substantial Completion shall mean the date by which the final inspections are passed for the leasehold improvements constructed in accordance with the Tenant’s Space Plans according to the City of Troy officials so that a Certificate of Occupancy can be issued and Tenant is permitted to occupy the Premises. A Certificate of Occupancy shall not be required for purposes of determining the Substantial Completion if it is delayed due to the work performed or to be performed by Tenant. The existence of punch list items, if any, shall not delay the determination that the Premises are Substantially Complete.
B.    Landlord and Tenant acknowledge that the construction of the improvements constituting the Premises is not complete. The Landlord shall retain an architect to prepare final plans and construction documents ("Plans") substantially in accordance with the Space Plan. The improvements referenced in said final plans and specifications are referred to herein as the "Landlord’s Work" and shall be paid for by Tenant as follows: ½ of the estimated costs upon Lease execution or execution of the Construction Escrow Agreement described in Section F below, whichever is later (the“ Construction Deposit”) and the remaining portion of the balance plus any change orders or Excess Costs upon completion.
C.    Landlord agrees to pay the cost of preparation of the Space Plan related to the Landlord’s Work. Additionally, Landlord shall, at its sole cost and expense, relocate the existing glass entrance doors in Suite 145 to make the glass entrance doors accessible directly to the main lobby of the Building (the “Door Relocation”). Tenant shall be responsible for any and all costs associated with completing the proposed space plan and general description scope of work estimated to be approximately $30.00 per sf of the Premises, including, but not limited to, architectural fees for construction documents, construction costs and general contractor fee, such fee to not exceed 7.5% of the total amount of the contract, permit fees and similar costs and fees. Prior to authorizing the general contractor to proceed, Landlord shall obtain and deliver to Tenant a price proposal for the total cost of the Landlord’s Work. Such price proposal shall contain itemized costs from three (3) separate competitive subcontractors within three (3) business days following the Tenant's receipt of said general contractor’s subcontractors competitive bids and cost estimates, Tenant shall, by written notification to the Landlord, choose the subcontractors and accept or make changes to the Plans which such changes must be approved by the Landlord in its sole and absolute discretion. After acceptance of the cost estimate by Tenant, any changes made by the Tenant that result in additional costs shall be referred to as “Excess Costs”. Tenant shall pay upon approval of the price proposal, the difference between the ½ of the priced proposal and the Construction Deposit (based upon the estimate of $30.00 psf) if any to be held and distributed by the Escrow Agent in accordance with Section F below. If the priced proposal is less than the estimated costs of $30.00 psf, Landlord shall apply the difference to the remaining balance due upon completion of the work. If Landlord does not approve of the plans for Change Orders, Landlord shall advise Tenant of the revisions required. Tenant acknowledges that the Landlord Work’s will be performed by Landlord in the Premises during Normal Business Hours If Tenant requests that any portion of the Landlord’s Work is to be performed in the Premises on an accelerated basis necessitating payment of either overtime rates or fees for expedited services, Tenant acknowledges that any additional costs incurred due to non-budgeted overtime rates or expedited services fees shall be paid by Tenant.

Exhibit B-1

D.    This Work Letter shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the Premises or any additions to the Premises in the event of a renewal or extension of the original Lease term whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.
E.    Landlord estimates that the Target Commencement Date will be April 1, 2012. However, this is purely an estimate and Landlord shall not be responsible for any delays caused by acts of God, delays occasioned by governmental agencies, strikes, labor shortages, material shortage, hurricanes or other matters beyond the Landlord’s control. In addition, the Landlord shall not be responsible for delays occasioned by contractors or subcontractors performing work on behalf of the Tenant, where specifically allowed or permitted hereunder.

F.    The monies to be paid by Tenant for the Landlord’s Work in accordance with Sections B and C above shall be held by Fidelity National Title Insurance Company of Troy Michigan or another escrow agent reasonably agreed upon by the Landlord and Tenant in the event Fidelity National Title Insurance Company is not willing or able to serve in such role (the “Escrow Agent”) and distributed by the Escrow Agent to the payment of the costs and fees for the Landlord’s Work (other than the costs for the Door Relocation which are being paid for at the Landlord’s sole cost and expense), pursuant to a standard form Construction Escrow Agreement to be agreed upon and executed by the Landlord, Tenant and Escrow Agent.  Landlord and Tenant shall each pay one half of the Escrow Agent’s costs and fees for such Construction Escrow Agreement.

Exhibit B-1

EXHIBIT C     - Tenant's Work
This Exhibit is attached to and made a part of the Lease dated ____1/9/2012_______ by and between OSPREY-TROY OFFICENTRE, LLC, a Michigan limited liability company ("Landlord") and FVA VENTURES, INC. D/B/A VISALUS SCIENCES, a California corporation ("Tenant") for space in the Building located at 340 East Big Beaver, Troy, MI 48083.
Tenant shall be solely responsible for the installation, maintenance or repairs to phone lines, cabling and any communication wiring or cable in the Demised Premises regardless of whether such communication wiring or cabling is new or existing.

Exhibit C-1

EXHIBIT D     - Building Rules and Regulations
This Exhibit is attached to and made a part of the Lease dated ___1/9/2012________ by and between OSPREY-TROY OFFICENTRE, LLC, a Michigan limited liability company ("Landlord") and FVA VENTURES, INC. D/B/A VISALUS SCIENCES, a California corporation ("Tenant") for space in the Building located at 340 East Big Beaver, Troy, MI 48083.
1.    The sidewalks, entrances, passages, courts, elevators, vestibules, stairways, corridors or halls of the Building shall not be obstructed or encumbered or used for any purpose other than ingress and egress to and from the premises demised to any tenant or occupant.
2.    No awnings or other projection shall be attached to the outside walls or windows of the Building without the prior consent of Landlord. No curtains, blinds, shades, or screens shall be attached to or hung in, or used in connection with, any window or door of the premises demised to any tenant or occupant, without the prior consent of Landlord. Such awnings, projections, curtains, blinds, shades, screens or other fixtures must be of a quality, type, design and color, and attached in a manner, approved by Landlord.
3.    No sign, advertisement, object, notice or other lettering shall be exhibited, inscribed, painted or affixed on any part of the outside or inside of the premises demised to any tenant or occupant of the Building without the prior consent of Landlord. Interior signs on doors and directory tables, if any, shall be of a size, color and style approved by Landlord.
4.    The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed, nor shall any bottles, parcels, or other articles be placed on any window sills.
5.    No show cases or other articles shall be put in front of or affixed to any part of the exterior of the Building, nor placed in the halls, corridors, vestibules or other public parts of the Building.
6.    The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown therein. No tenant shall bring or keep, or permit to be brought or kept, any inflammable, combustible, explosive or hazardous fluid, materials, chemical or substance in or about the premises demised to such tenant.
7.    No tenant or occupant shall mark, paint, drill into, or in any way deface any part of the Building or the premises demised to such tenant or occupant. No boring, cutting or stringing of wires shall be permitted, except with the prior consent of Landlord, and as Landlord may direct. No tenant or occupant shall install any resilient tile or similar floor covering in the premises demised to such tenant or occupant except in a manner approved by Landlord.
8.    No bicycles, vehicles or animals of any kind shall be brought into or kept in or about the premises demised to any tenant. No cooking shall be done or permitted in the Building by any tenant without the approval of the Landlord. No tenant shall cause or permit any unusual or objectionable odors to emanate from the premises demised to such tenant.
9.    No space in the Building shall be used for manufacturing, for the storage of merchandise, or for the sale of merchandise, goods, or property of any kind at auction (except as provided in Section 1.V., without the prior consent of Landlord.
10.    No tenant shall make, or permit to be made, any unseemly or disturbing noises or disturb or interfere with other tenants or occupants of the Building or neighboring buildings or premises whether by the use of

Exhibit D-1

any musical instrument, radio, television set or other audio device, unmusical noise, whistling, singing, or in any other way. Nothing shall be thrown out of any doors or window.
11.    No additional locks or bolts of any kind shall be placed upon any of the doors or windows, nor shall any changes be made in locks or the mechanism thereof. Each tenant must, upon the termination of its tenancy, restore to Landlord all keys of stores, offices and toilet rooms, either furnished to, or otherwise procured by, such tenant.
12.    All removals from the Building, or the carrying in or out of the Building or the premises demised to any tenant, of any safes, freight, furniture or bulky matter of any description must take place at such time and in such manner as Landlord or its agents may determine, from time to time. Landlord reserves the right to inspect all freight to be brought into the Building and to exclude from the Building all freight which violates any of the Rules and Regulations or the provisions of such tenant's lease.
13.    No tenant shall use or occupy, or permit any portion of the premises demised to such tenant to be used or occupied, as an office for a public stenographer or typist, or to a barber or manicure shop, or as an employment bureau.
14.    No tenant or occupant shall purchase spring water, lighting maintenance, cleaning towels or other like service, from any company or person not approved by Landlord, which approval shall not be reasonably withheld. No vending machines of any description shall be installed, maintained or operated upon the premises demised to any tenant without the prior consent of Landlord.
15.    Landlord shall have the right to prohibit any advertising by any tenant or occupant which, in Landlord's opinion, tends to impair the reputation of the Building or its desirability as a building for offices, and upon notice from Landlord, such tenant or occupant shall refrain from or discontinue such advertising.
16.    Landlord reserves the right to exclude from the Building, between the hours of 6:00 P.M. and 8:00 A.M. on business days and at all hours on Saturdays, Sundays and holidays, all persons who do not present a pass to the Building signed by Landlord. Landlord will furnish passes to persons for whom any tenant requests such passes. Each tenant shall be responsible for all persons for whom it requests such passes and shall be liable to Landlord for all acts of such persons.
17.    Each tenant, before closing and leaving the premises demised to such tenant at any time, shall see that all entrance doors are locked and all windows closed. Corridor doors, when not in use, shall be kept closed.
18.    Each tenant shall, at its expense, provide artificial light in the premises demised to such tenant for Landlord's agents, contractors and employees while performing janitorial or other cleaning services and making repairs or alterations in said premises.
19.    No premises shall be used, or permitted to be used for lodging or sleeping, or for any immoral or illegal purposes.
20.    The requirements of tenants will be attended to only upon application at the office of Landlord. Building employees shall not be required to perform, and shall not be requested by any tenant or occupant to perform, and work outside of their regular duties, unless under specific instructions from the office of Landlord.
21.    Canvassing and peddling in the Building are prohibited and each tenant and occupant shall cooperate in seeking their prevention.

Exhibit D-1

22.    There shall not be used in the Building, either by any tenant or occupant or by their agents or contractors, in the delivery or receipt of merchandise, freight, or other matter, any hand trucks or other means of conveyance except those equipped with rubber tires, rubber side guards and such other safeguards as Landlord may require.
23.    intentionally deleted
24.    No premises shall be used, or permitted to be used, at any time, without the prior approval of Landlord, as a store for the sale or display of goods, wares or merchandise of any kind, or as a restaurant, shop, booth, bootblack or other stand, or for the conduct of any business or occupation which predominantly involves direct patronage of the general public in the premises demised to such tenant, or for manufacturing or for other similar purposes.
25.    No tenant shall clean any window in the Building from the outside.
26.    No tenant shall move, or permit to be moved, into or out of the Building or the premises demised to such tenant, any heavy or bulky matter, without the specific approval of Landlord. If any such matter requires special handling, only a qualified person shall be employed to perform such special handling. No tenant shall place, or permit to be placed, on any part of the floor or floors of the premises demised to such tenant, a load exceeding the floor load per square foot which such floor was designed to carry and which is allowed by law. Landlord reserves the right to prescribe the weight and position of safes and other heavy matter, which must be placed so as to distribute the weight.
27.    Landlord shall provide and maintain an alphabetical directory board in the first floor (main lobby) of the Building and no other directory shall be permitted without the prior consent of Landlord. Each tenant shall be allowed one line on such board unless otherwise agreed to in writing.
28.    With respect to work being performed by a tenant in its premises with the approval of Landlord, the tenant shall refer all contractors, contractors' representatives and installation technicians to Landlord for its supervision, approval and control prior to the performance of any work or services. This provision shall apply to all work performed in the Building including installation of telephones, telegraph equipment, electrical devices and attachments, and installations of every nature affecting floors, walls, woodwork, trim, ceilings, equipment and any other physical portion of the Building.
29.    Landlord shall not be responsible for lost or stolen personal property, equipment, money, or jewelry from the premises of tenants or public rooms whether or not such loss occurs when the Building or the premises are locked against entry.
30.    Landlord shall not permit entrance to the premises of tenants by use of pass keys controlled by Landlord, to any person at any time without written permission from such tenant, except employees, contractors, or service personnel directly supervised by Landlord and employees of the United States Postal Service.
31.    Each tenant and all of tenant's employees and invitees shall observe and comply with the driving and parking signs and markers on the Land surrounding the Building, and Landlord shall not be responsible for any damage to any vehicle towed because of noncompliance with parking regulations.
32.    Without Landlord's prior approval, no tenant shall install any radio or television antenna, loudspeaker, music system or other device on the roof or exterior walls of the Building or on common walls with adjacent tenants.

Exhibit D-1

33.    Each tenant shall store all trash and garbage within its premises or in such other areas specifically designated by Landlord. No materials shall be placed in the trash boxes or receptacles in the Building unless such materials may be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage and will not result in a violation of any law or ordinance governing such disposal. All garbage and refuse disposal shall be only through entryways and elevators provided for such purposes and at such times as Landlord shall designate.
34.    No tenant shall employ any persons other than the janitor or Landlord for the purpose of cleaning its premises without the prior consent of Landlord. No tenant shall cause any unnecessary labor by reason of its carelessness or indifference in the preservation of good order and cleanliness. Janitor service shall include ordinary dusting and cleaning by the janitor assigned to such work and shall not include beating of carpets or rugs or moving of furniture or other special services. Janitor service shall be furnished Mondays through Fridays, legal holidays excepted; janitor service will not be furnished to areas which are occupied after 9:30 P.M. Window cleaning shall be done only by Landlord, and only between 6:00 A.M and 5:00 P.M.
35.    Troy Officentre is a non-smoking facility. Smoking is not permitted in any portion of the building at any time.

Exhibit D-1

EXHIBIT E     - Guaranty of Lease
This Exhibit is attached to and made a part of the Lease dated ___1/9/2012_______ by and between OSPREY-TROY OFFICENTRE, LLC, a Michigan limited liability company ("Landlord") and FVA VENTURES, INC. D/B/A VISALUS SCIENCES, a California corporation ("Tenant") for space in the Building located at 340 East Big Beaver, Troy, MI 48083.
INTENTIONALLY DELETED

Exhibit E-1

EXHIBIT F     - Commencement Letter
This Exhibit is attached to and made a part of the Lease dated ___1/9/2012_______ by and between OSPREY-TROY OFFICENTRE, LLC, a Michigan limited liability company ("Landlord") and FVA VENTURES, INC. D/B/A VISALUS SCIENCES, a California corporation ("Tenant") for space in the Building located at 340 East Big Beaver, Troy, MI 48083.

Date        _______________________

Tenant        FVA VENTURES, INC. d/b/a ViSalus Sciences

Address    1607 East Big Beaver Road, Suite 110
Troy, MI 48084

Re:    Commencement Letter with respect to that certain Office Lease Agreement dated ________________ by and between Osprey-Troy Officentre, LLC, a Michigan limited liability company, as Landlord, and FVA VENTURES, INC. d/b/a ViSalus Sciences as Tenant, for 34,678 square feet of Rentable Area of the 1st and 4th floor of the Troy Officentre, Bldg. C building located at 340 East Big Beaver, Troy, MI 48083.

Dear ___:
In accordance with the terms and conditions of the above referenced Lease as amended, Tenant hereby accepts possession of the Premises and agrees as follows:
The Commencement Date of the Lease is ____________________________
The Termination Date of the Lease is ____________________________
Please acknowledge your acceptance of possession and agreement to the terms set forth above by signing all three (3) copies of this Commencement Letter in the space provided and returning two (2) fully executed copies of the same to my attention.

Sincerely,

Signature:

Title:    Property Manager

Date:

Exhibit F-1

EXHIBIT G     - Parking
This Exhibit is attached to and made a part of the Lease dated ____1/9/2012_______ by and between OSPREY-TROY OFFICENTRE, LLC, a Michigan limited liability company ("Landlord") and FVA VENTURES, INC. D/B/A VISALUS SCIENCES, a California corporation ("Tenant") for space in the Building located at 340 East Big Beaver, Troy, MI 48083.

A.    Term. Provided that Tenant is not in default of the Lease, and further provided that Tenant occupies at least the initial Premises, Tenant may take up to two hundred thirty-five (235) parking spaces, of which Landlord shall provide five (5) reserved covered parking spaces at a mutually acceptable location within the parking structure, and two hundred thirty (230) spaces shall be unreserved surface and covered parking spaces on a first-come, first-serve basis in the Building parking facility ("Parking Facilities") at no additional charge during the initial Lease Term and any renewal option periods thereafter for a term concurrent with the term of the Lease under Section 1.0.
B.    Use. Parking access does not include storage, and storage of vehicles is prohibited.
C.    Indemnification. Each party waives all claims against the other for damage to any property or injury or death of any person in, upon or abut the Parking Facility arising at any time and from any cause other than the negligence or willful act of the other party, the employees or agents. This indemnity obligation shall include reasonable attorneys' fees, investigation costs and all other reasonable costs and expenses incurred by a party from the first notice that any claim or demand is to be made or may be made against that party. The provisions of this indemnity shall survive the termination of this Lease with respect to any damage, injury or death occurring on or prior to such termination,
D.    Disclaimer. The Parking Facility only provides a license to park at Tenant's sole risk. No bailment is created. Landlord does not provide safekeeping, nor shall it be deemed an insurer for vehicles or their contents. Landlord will not be responsible for fire, theft, damage or loss.. No representation, guaranty or warranty is made or assurance given that any communication or security systems, devices or procedures in the Parking Facilities will be effective to prevent injury to Tenant, Patrons or any other person, and Landlord reserves the right to discontinue or modify at any time such communication or security systems or procedures without liability to Tenant or Patrons.
E.    Rules and Regulations. A condition of any parking shall be compliance by the Patron with Parking Facilities rules and regulations, including any sticker or other identification system established by Landlord. Parking Facilities managers or attendants are not authorized to make or allow any exceptions to these Rules and Regulations. The following rules and regulations are in effect until notice is given to Tenant of any change. Landlord reserves the right to modify and/or adopt such other reasonable and generally applicable rules and regulations for the Parking Facilities as it deems necessary for the operation of the Parking Facilities.

(1)	Cars must be parked entirely within the stall lines painted on the floor.

(2)	All directional signs and arrows must be observed.

(3)	The speed limit shall be five (5) miles per hour.
F.    Parking is prohibited in areas not striped for parking, aisles, areas where "no parking" signs are posted, in cross hatched areas and in such other areas as may be designated by Landlord or Landlord's agent(s) including, but not limited to, areas designated as "Visitor Parking" or reserved spaces not rented under this Agreement.

G.    Every Patron is required to park and lock his own car. All responsibility for damage to cars or persons or loss of personal possessions is assumed by the Patron.
H.    Spaces, which are designated for small, intermediate or full-sized cars, shall be so used. No intermediate or full-sized cars shall be parked in parking spaces limited to compact cars.

EXHIBIT H     - Janitorial Specifications
This Exhibit is attached to and made a part of the Lease dated ___1/9/2012______ by and between OSPREY-TROY OFFICENTRE, LLC, a Michigan limited liability company ("Landlord") and FVA VENTURES, INC. D/B/A VISALUS SCIENCES, a California corporation ("Tenant") for space in the Building located at 340 East Big Beaver, Troy, MI 48083.
WHEN TO BE DONE            DESCRIPTION
TENANT AREA
Nightly (5 times a week)    Empty all waste baskets and replace liners.
Nightly (5 times a week)    Dust all desk tops and glass surfaces.
Nightly (5 times a week)    Vacuum all carpet floors.
Nightly (5 times a week)    Spot clean all partition and door glass from floor to top of glass.
Nightly (5 times a week)    Dust mop/damp mop all tiled floors.
Nightly (5 times a week)    Wipe down kitchen and coffee station counters.
Nightly (5 times a week)    Scour, disinfect and wipe all sinks in kitchen and coffee stations.

Weekly (once a week)        Spot clean all entrance doors, including metal around doors.

Weekly (once a week)	Thoroughly dust all furniture, bookcases, filing cabinets and chairs.
Weekly (once a week)        Thoroughly vacuum/spot clean all carpet, including under desks.
Weekly (once a week)        Dust/damp wipe all ledges and window sills, and light switches.
Weekly (once a week)        Thoroughly dust all desk tops and glass surfaces.
Weekly (once a week)        Sanitize telephone headsets.

Monthly            Strip and seal all tiled floors.
Monthly            Vacuum all office chairs and sofas
Monthly            Clean HVAC supply grills
Semi-Annually            Clean interior side of exterior windows to top of glass.

COMMON AREA
Nightly (5 times a week)    Vacuum and spot clean all carpet, including elevators.
Nightly (5 times a week)    Dust/damp wipe all elevator doors, inside and out.

Nightly (5 times a week)    Dust/damp wipe all elevator cabs and metal plates.
Nightly (5 times a week)    Dust mop and damp mop all corridor and lobby floors.
Nightly (5 times a week)    Clean and disinfect all drinking fountains.
Nightly (5 times a week)    Spot clean all glass in main entrances.

Weekly (once a week)        Spot clean all entry mats.
Weekly (once a week)        Dust/damp all handrails in both stairwells.
Weekly (once a week)        Thoroughly sweep/damp mop both stairwells.
Weekly (once a week)        Thoroughly vacuum and spot clean all carpet.
Weekly (once a week)        Thoroughly clean all elevators – cabs, doors, etc.
Weekly (once a week)        Thoroughly clean all glass in main entrances.

Monthly            Strip and seal all corridor and lobby floors.

RESTROOMS
Nightly (5 times a week)    Scour, disinfect and wipe all sinks, commodes and urinals.
Nightly (5 times a week)    Empty all waste baskets and replace liners.
Nightly (5 times a week)    Empty and replace liners in all sanitary waste baskets.
Nightly (5 times a week)    Stock all soap dispensers and wipe clean.
Nightly (5 times a week)    Stock all toilet paper and towel dispensers.
Nightly (5 times a week)    Wash all mirrors, counter tops and stainless steel.
Nightly (5 times a week)    Spot clean all partitions.
Nightly (5 times a week)    Sweep and damp mop all restroom floors.

Nightly (5 times a week)	Confirm that air fresheners and urinal fresheners are stocked and functional, and replace as needed.

Weekly (once a week)        Thoroughly wash all partitions.
Weekly (once a week)        Thoroughly wet mop, disinfect and buff restroom floors.
Weekly (once a week)        Spot clean all walls, behind commodes, etc.
Weekly (once a week)        Dust all pipes under sinks, commodes, etc.

Monthly            Strip and seal all restroom floors, including corners and edges.

MISCELLANEOUS
Monthly            Dust/damp wipe all vents in restrooms and common areas.
Monthly            Dust/damp wipe all fixtures in restrooms and common areas.

FIRST AMENDMENT TO OFFICE LEASE

THIS FIRST AMENDMENT TO OFFICE LEASE ("First Amendment") is made on _3/19/12_, by and between Osprey-Troy Officentre, LLC, a Michigan limited liability company ("Landlord") whose address is 7600 Grand River Avenue, Suite #210, Brighton, MI 48114 and FVA VENTURES, INC. d/b/a ViSalus Sciences, a California corporation ("Tenant"), whose address is 1607 East Big Beaver Road, Suite 110, Troy, MI 48084.

RECITALS
This First Amendment is based upon the following:
WHEREAS, Landlord and Tenant are parties to that certain Office Lease dated January 9, 2012 (the "Lease"), which expires September 30, 2017 for office space described as Suites 145 and 400, Bldg C of the Troy Officentre Building ("Building") located at 340 East Big Beaver, Troy, MI 48083.
WHEREAS, Landlord and Tenant agreed to an expansion of the Premises and that the Lease be accordingly amended, upon the terms set forth in this Amendment:
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree to the following:
A.Section 1.C. of the Lease is amended to read:
C.    Office Building Name: Troy Officentre, Buildings B and C
B.Section 1.E. of the Lease is amended to read:
E.    Premises: Suite/Unit No.: Suite 400 in Building B consisting of approximately 31,149 rentable square feet and Suite 400 in Building C consisting of approximately 32,207 rentable square feet
C.Section 1.F. of the Lease is amended to read:
F.    Square Feet:
445,662 rentable square feet (Building)
63,356 rentable square feet (Premises)

D.Section 1.L. of the Lease is amended to read:
L.    Commencement Date: The Commencement Date for Suite 400 Building C shall be June 1, 2012. The Commencement Date for Suite 400 Building B shall be August 1, 2012. The Commencement Date for each Suite shall be adjusted to the date the Landlord’s General Contractor has Substantial Completion as defined in Section A of Exhibit B for the Leasehold Improvements of each Suite if later.
E.Section 1. M. of the Lease is amended to read:
M.    Termination Date: The later of December 31, 2017, or, the last day of the month that is sixty-five (65) months after the Commencement Date of Suite 400 in Building B.
F.Section 1.N. of the Lease is amended to read:
N.    Security Deposit: $69,356.00 on hand in Security Deposit.

G.Section 1.O. of the Lease is amended to read:
O.    Base Monthly Rent:
4th Floor      4th Floor     Premises
Bldg C     Bldg B     Monthly
Period         $/RSF /YR     Monthly     Monthly     Total
06/1/12 - 10/31/12*    $ 0.00        $ 0.00*    $ -----        $ 0.00
08/1/12 - 10/31/12    $ 12.00        $ 0.00    $ 31,149.00    $ 31,149.00
11/1/12 - 10/31/13    $ 12.00        $ 32,207.00    $ 31,149.00    $ 63,356.00
11/1/13 - 10/31/14    $ 12.50        $ 33,548.96    $ 32,446.88    $ 65,995.84
11/1/14 - 10/31/15    $ 13.00        $ 34,890.92    $ 33,744.75    $ 68,635.67
11/1/15 - 10/31/16    $ 13.50        $ 36,232.88    $ 35,042.63    $ 71,275.51
11/1/16 - 12/31/17    $ 14.00        $ 37,574.83    $ 36,340.50    $ 73,915.33

* Rental Abatement Period. Provided that Tenant is not then in default of the covenants and conditions in this Lease beyond the Notice and Cure Period, on Tenant’s part to be performed, and no events have occurred which with the passage of time or the giving of notice, or both, would constitute a default by Tenant under the Lease, then Tenant shall not be obligated to pay Base Monthly Rent for the first five (5) months of the initial term for Suite 400-Building C only. Tenant shall be required to pay suite electricity during the Rental Abatement Period.
H.Section 1.Q. of the Lease is amended to read:
Q.    Tenant’s Pro Rata Share: 14.2162%. Tenant’s Pro Rata Share shall be determined by and adjusted by Landlord from time to time (but shall not be readjusted sooner than the commencement of the second Lease Year), by dividing the Tenant’s Rentable Area of the premises by the Rentable Area of the Building and multiplying the resultant quotient, to the second decimal place, by one hundred.
I.Section 1.R. of the Lease is amended to read:
R.    Due Upon First Amendment Execution. A check for first (1st) month's Base Rent for Suite 400 Building B in the amount of $31,149.00 and $32,207.00 for Suite 400 in Building C, shall be due and payable to Landlord, however Tenant shall receive a credit for prepaid funds paid in the amount of $34,678.00 leaving a remaining balance due for Base Rent in the amount of $28,678.00
J.Section 1.V. of the Lease is amended to read:
G.    V.    Use of Premises. Tenant shall utilize the Premises in a manner consistent with office space and shall not be permitted to use as a retail facility for the retail purchase of its products. Tenant shall maintain the Premises in accordance with a Class A office suite and shall not attach posters, flyers or advertisements of any kind on the doors to the Premises. It is understood and agreed that the Tenant will utilize the Premises as a pick-up, display and demonstration area for Tenant’s products and will be permitted to display product and marketing material and allow customers to pick-up product within the Premises. See Section 10. Use.
K.Section 1.X. of the Lease is deleted.
L.Section 1.Y. of the Lease is amended to read:
Y.    Tenant Improvements. Tenant shall pay for the costs of its own Tenant Improvements pursuant to mutually acceptable plans and specifications, utilizing Landlord's contractor for all work. See EXHIBIT B - Tenant Improvements.
M.Section 1.Z. of the Lease is amended to read:
Z.    Right of First Refusal. Provided (i) Tenant is not in default hereunder at the time of giving the following described notice or any time prior to the Termination Date or any extensions thereof, (ii) Tenant has not sublet or assigned the Lease, and (iii) Tenant is itself in possession of the Premises, Tenant shall have the continuous, on-going right to expand into the second (2nd) floor of Building C (Expansion Space) of not less than 23,500 rentable square feet which is currently available for lease, under the same terms and conditions as provided in the Lease at the time of exercise. Should Landlord (y) receive from an interested third party a bona fide Request for Proposal that is acceptable to Landlord or (z) initiate a Proposal to Lease the Expansion Space to an interested third party, Landlord shall notify Tenant of the Request for Proposal or Proposal to Lease and provide Tenant with an opportunity to lease the space based on the same terms and conditions as presented in the Landlord’s response to the Request for Proposal or in the Proposal to Lease, but in no event shall the Rent be less than the amount Tenant is paying at the time Tenant exercises this right.  Landlord shall wait 48 hours after notifying Tenant of receipt of the bonafide Request for Proposal or submission of the Proposal to Lease before presenting any response to the Request for Proposal or Proposal to Lease for the Expansion Space to the interested third party.  After submission to the interested party by the Landlord of a response to the Request for Proposal or a Proposal to Lease, Tenant shall have ten (10) business days to notify Landlord of its intent to accept or reject the offered space.  If the proposal is accepted by Tenant, Landlord will amend the Lease to include the new space commencing in thirty days (or upon substantial completion whichever occurs first).   If the proposal is rejected by the Tenant, or if Tenant fails to respond within the notice period then, Landlord shall be free to lease the offered space to an interested third party.
N.A new Section 1.BB. of the Lease shall be added:
BB.    Early Access. Tenant shall also have the right fourteen (14) days prior to the expected Substantial Completion of the applicable Suite during the installation of the Leasehold Improvements period to come onto the applicable Suite in the Premises to install its fixtures and prepare the applicable Suite in the Premises for the operation of Tenant's business. Notwithstanding the fact that foregoing activities by Tenant will occur prior to the scheduled Commencement Date for the applicable Suite Tenant agrees that all of Tenant's obligations provided for in this Lease shall apply during such period with the exception of any obligation to pay Rent. (Tenant shall be responsible for payment of metered utilities during Early Access period.) Tenant shall be solely responsible for the installation, maintenance or repairs to phone lines, cabling and any communication wiring or cable in the Premises regardless of whether such communication wiring or cabling is new or existing.
O.A new Section 1.CC. of the Lease shall be added:
CC.    Basketball Hoops area; The Tenant shall be permitted to install at its own cost, portable Basketball Hoops upon the roof of the parking structure, in a location mutually agreed between Tenant and Landlord. The Tenant will cordon off the area such that there is no safety hazard to vehicles or persons, and the Tenant shall be responsible to maintain this area during the periods of such use.
P.Section 5.A. of the Lease is amended to read:
The Lease Term shall not commence until the later to occur of the Target Commencement Date (defined as June 1, 2012) and the date that Landlord’s General Contractor has Substantial Completion as defined in Section A. of Exhibit B for the Leasehold Improvements of the Premises (the “Tenant’s Improvements”) provided, however, that if Landlord shall be delayed in substantially completing the Tenant’s Improvements as a result of the occurrence of any of the following (a "Delay"):

(1)
Tenant’s failure to furnish information in accordance with Exhibit B or to respond to any request by Landlord for any approval or information within any time period prescribed, or if no time period is prescribed, then within five (5) Business Days of such request; or

(2)	Tenant’s insistence on materials, finishes or installations that have long lead times after having first been informed by Landlord that such materials, finishes or installations will cause a Delay; or

(3)	Changes in any plans and specifications requested by Tenant; or

(4)
The performance or nonperformance by a person or entity employed by Tenant in the completion of any work in the Premises (all such work and such persons or entities being subject to the prior written approval of Landlord); or

(5)	Any request by Tenant that Landlord delay the completion of any of the Tenant’s Improvements; or

(6)	Any breach or default by Tenant in the performance of Tenant’s obligations under this Lease; or

(7)	Any delay resulting from Tenant having taken possession of the Premises for any reason prior to substantial completion of the Tenant’s Improvements; or

(8)	Any other delay chargeable to Tenant, its agents, employees or independent contractors;
H.    The delay caused by the negotiation and execution of this First Amendment shall not be a Delay under this First Amendment or the Lease as so amended. For purposes of determining the Commencement Date, the date of Substantial Completion (as defined in Exhibit B, Section B) shall be deemed to be the day that the Tenant’s Improvements would have been Substantially Completed

(as defined in Exhibit B, Section B) absent any Delay(s). The adjustment of the Commencement Date and, accordingly, the postponement of Tenant’s obligation to pay Rent shall be Tenant’s sole remedy and shall constitute full settlement of all claims that Tenant might otherwise have against Landlord by reason of the Premises not being ready for occupancy by Tenant on the Target Commencement Date for reasons other than a Delay or Delays (since Tenant shall have no remedy if the Commencement Date is adjusted as a result of a Delay or Delays). Promptly after the determination of the Commencement Date, Landlord and Tenant shall enter into a letter agreement (the "Commencement Letter") on the form attached hereto as Exhibit F setting forth the Commencement Date, the Termination Date and any other dates that are affected by the adjustment of the Commencement Date. Tenant, within five (5) days after receipt thereof from Landlord, shall execute the Commencement Letter and return the same to Landlord. Notwithstanding anything herein to the contrary, Landlord may elect, by written notice to Tenant, not to adjust the Commencement Date as provided above if such adjustment would cause Landlord to be in violation of the expansion rights granted to any other tenant of the Building. If Landlord elects not to adjust the Commencement Date, the Commencement Date shall be the Target Commencement Date, provided that Rent shall not commence until the date that Landlord's Work has been Substantially Completed (or would have been substantially completed absent any Delays).
Q.Section 7. Security Deposit, second paragraph, of the Lease is amended to read:
Provided that Tenant is not then in monetary default of this Lease beyond the Notice and Cure Period, then Landlord shall return one half of the Security Deposit in the amount of $34,678.00 within thirty (30) days after completion of seventeen (17) full months of Term. Provided that Tenant is not then in monetary default of this Lease beyond the Notice and Cure Period, then Landlord shall return the remaining balance of the Security Deposit in the amount of $34,678.00 within thirty (30) days after completion of twenty-nine (29) full months of Term.
R.Section 11. A.(1)(ii) of the lease is amended to read:

(i)
Central heat and air conditioning in season during Normal Business Hours, at such temperatures and in such amounts as are considered by Landlord, in its reasonable judgment, to be standard for buildings of similar class, size, age and location, or as required by governmental authority. In the event that Tenant requires central heat, ventilation or air conditioning at hours other than Normal Business Hours, such central heat, ventilation or air conditioning shall be furnished only upon the written request of Tenant delivered to Landlord at the office of the Building prior to 3:00 P.M. at least one Business Day in advance of the date for which such usage is requested. Tenant shall be entitled to fifteen (15) hours of such central heat, ventilation or air conditioning at hours other than Normal Business Hours per month for each Suite (provided that it may apportion the aggregate of thirty suite-hours between the two Suites as it chooses) but shall pay Landlord, as Additional Base Rental, the entire cost of additional service beyond thirty (30) suite-hours as such costs are determined by Landlord from time to time at an estimated rate of Seventy-five dollars ($75.00) per hour during the Base Year and increasing once each year in proportion to Landlord’s actual costs therefore. Tenant may submit a monthly request for scheduled after hours use.

S.The second paragraph of Section 12 of the Lease shall be amended to read:
Tenant may, at its sole cost and expense, install Tenant's name on the Monument sign on Big Beaver Road. Subject to approval from the City of Troy, Tenant shall be permitted to install its signage on the east and west facade of Building C. The location, size, character and material of all signage shall be subject to Landlord's prior written consent, which consent shall not be unreasonably withheld or delayed. All signage shall comply with all Local, City and State ordinances.
T.Exhibit B of the Lease is replaced with Exhibit B attached hereto.
U.Section A of Exhibit G of the Lease is amended to read:
A.    Term. Provided that Tenant is not in default of the Lease, and further provided that Tenant occupies at least the initial Premises, Tenant may take up to four hundred thirty (430) parking spaces, of which Landlord shall provide ten (10) reserved covered parking spaces at a mutually acceptable location within the parking structure, and four hundred twenty (420) spaces shall be unreserved surface and covered parking spaces on a first-come, first-serve basis in the Building parking facility ("Parking Facilities") at no additional charge during the initial Lease Term and any renewal option periods thereafter for a term concurrent with the term of the Lease under Section 1.0.
V.Miscellaneous

(1)
Entire Agreement. This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

(2)	Full Force and Effect. Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

(3)	Construction. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

(4)
Amendment Not Constitute An Offer. Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

(5)
Definitions. The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

(6)
Brokers. Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment other than Friedman Integrated Real Estate Solutions representing the Landlord and Eagle Commercial Services III representing the Tenant (the "Brokers") who shall be paid a commission by Landlord pursuant to a separate Agreement. Tenant agrees to indemnify and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s)and agents, and the respective principals and members of any such agents other than the Brokers (collectively, the "Landlord Related Parties") harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker other than the Brokers in connection with this Amendment. Landlord agrees to indemnify and hold Tenant, its members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the "Tenant Related Parties") harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment. Any commission(s) due to Brokers in connection with this Amendment shall be paid by Landlord.
IN WITNESS WHEREOF, Landlord and Tenant have duly executed this First Amendment the day and year first above written.
[SIGNATURE PAGE TO FOLLOW]

LANDLORD

OSPREY-TROY OFFICENTRE, LLC
A Michigan limited liability company

FIRST WITNESS
By: Osprey S.A., Ltd., a Florida limited
Signature: /s/ Kathleen A. Glass     partnership
Its: Manager
Print name: Kathleen A. Glass

By:        /s/ Michael A. Collins
Michael A. Collins

Title:    Chief Executive Officer
SECOND WITNESS
Date:        3/19/12
Signature: /s/ Betsy P. Rowe

Print name: Betsy P. Rowe

TENANT

FVA VENTURES, INC. D/B/A VISALUS SCIENCES
A California corporation

FIRST WITNESS

Signature: /s/ Jeffrey Boak

Print name: Jeffrey Boak     FVA VENTURES, INC. D/B/A VISALUS SCIENCES

By:        /s/ John Tolmie
John Tolmie

Title:	Senior Vice President Finance and Administration
SECOND WITNESS
Date:        3/15/12
Signature: /s/ Joshua Berger

Print name: Joshua Berger

EXHIBIT A - Floor Plans
Existing Combined Suite 400, Buildings B & C, 2-14-12
Totaling 63,356 Rentable Square Feet

AVAILABLE
BUILDING B
SUITE 400
31,149 RSF
TO
BUILDING
"A"
AVAILABLE
BUILDING C
SUITE 400
32,207 RSF

E
N
S
W

NOT TO SCALE

FRIEDMAN
Friedman Real Estate Group, Inc.

EXISTING CONDITIONS
BUILDINGS B & C

SUITE 400

TROY OFFICENTRE
320 & 340 E. BIG BEAVER
TROY, MI 48083

2-26-09

DAVIS & DAVIS
INTERIOR DESIGN
30500 NORTHWESTERN HWY. SUITE 311
FARMINGTON HILLS, MI 48334
PHONE (248) 855-7040 FAX (248) 855-7744
WWW.DAVISINTERIORDESIGN.COM

EXHIBIT B - Tenant’s Improvements
This Exhibit is attached to and made a part of the First Amendment to Office Lease dated January 9, 2012 by and between OSPREY-TROY OFFICENTRE, LLC, a Michigan limited liability company ("Landlord") and FVA VENTURES, INC. D/B/A VISALUS SCIENCES, a California corporation ("Tenant") for space in the Building located at 340 East Big Beaver, Troy, MI 48083.

a.
Substantial Completion of the Premises must occur for the Tenant to take occupancy. For purposes of determining the move in date for the applicable Suite included in the Premises (“Applicable Suite”), Substantial Completion (or “Substantially Completed”) shall mean the date by which the final inspections are passed for the leasehold improvements constructed for the Applicable Suite in accordance with the Tenant’s Space Plans, as acknowledged by the City of Troy officials so that a Certificate of Occupancy can be issued for the Applicable Suite and Tenant is permitted to occupy the Applicable Suite. A Certificate of Occupancy shall not be required for purposes of determining Substantial Completion if the Certificate of Occupancy is delayed due to the work performed or to be performed by Tenant. The existence of punch list items, if any, shall not delay the determination that the Applicable Suite is Substantially Complete.

b.
Landlord and Tenant acknowledge that the construction of the improvements constituting the Premises is not complete. Tenant has retained the services of VonStaden Architects located at 240 Martin Street, Birmingham, Michigan 48009 (“the Architects”) for the purposes of preparing space plans, specifications and construction documents for its leasehold improvements (the “Plans”). The improvements referenced in the final Plans (the "Tenant’s Improvements"), including any Excess Costs as defined below, shall be paid for by Tenant in installments at least monthly. Landlord shall issue to Tenant a Draw Request on the first business day each month for work completed on the Tenant Improvements as of the end of the prior month. Each Draw Request shall include any invoices for the completed work. By the 15th day of the month of the Draw Request, Tenant will issue a Draw Authorization for all work described in the Draw Request and not questioned by Tenant. The parties agree to meet promptly to resolve any work questioned by Tenant. The first Draw Request shall be issued by March 31, 2012. The monies held in the Construction Escrow Account described in Section F below (the“ Construction Deposit”) shall be applied to the final draw (which final draw shall include payment for the standard retainage required under the construction management agreement with the contractor) and the remaining portion of the Construction Deposit which is not applied to the payment of the Landlord’s Work as part of the final draw, if any, shall be returned to the Tenant.

c.
Tenant shall be responsible for any and all costs associated with completing the Tenant Improvements, including, but not limited to, architectural fees for construction documents (except that Landlord has agreed to contribute up to $5,500.00 towards the total architectural costs for Suite 400 in Building B and $5,500.00 towards the total architectural costs for Suite 400 in Building C for a total contribution of $11,000.00), construction costs and general contractor fee, such fee to not exceed 7.5% of the total amount of the contract, permit fees and similar costs and fees. The Tenant Improvements shall include the window enhancement package as installed in the J.D. Power premises, which shall be installed throughout the Premises at a cost not to exceed $3.90 per rentable square foot. Prior to authorizing the general contractor to proceed, Landlord shall obtain and deliver to Tenant a price proposal for the total cost of the Tenant Improvements (“Price Proposal”). The Price Proposal shall contain itemized costs from three (3) separate competitive subcontractors for line items above $10,000.00, excluding mechanical, electrical, plumbing and fire, life safety trades that are design build, and including Contractor’s recommendations for each subcontractor. Within three (3) business days following the Tenant's receipt of the Price Proposal, Tenant shall, by written notification to the Landlord’s contractor, choose the subcontractors and accept or make changes to the Plans which such changes must be approved by the Landlord in its sole and absolute discretion. After acceptance of the cost estimate by Tenant, any changes made by the Tenant that result in additional costs shall be referred to as “Excess Costs”. If Landlord does not approve of the plans for Change Orders, Landlord shall advise Tenant of the revisions required. Tenant acknowledges that the Tenant’s Improvements will be performed by Landlord in the Premises during Normal Business Hours. If Tenant requests that any portion of the Tenants Improvements is to be performed in the Premises on an accelerated basis necessitating payment of either overtime rates or fees for expedited services, Tenant acknowledges that any additional costs incurred due to non-budgeted overtime rates or expedited services fees shall be paid by Tenant.

d.
This Exhibit B shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the Premises or any additions to the Premises in the event of a renewal or extension of the original Lease term whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

e.
Landlord estimates that the Target Commencement Date for Building C will be June 1, 2012. However, this is purely an estimate and Landlord shall not be responsible for any delays caused by acts of God, delays occasioned by governmental agencies, strikes, labor shortages, material shortage, hurricanes or other matters beyond the Landlord’s control. In addition, the Landlord shall not be responsible for delays occasioned by contractors or subcontractors performing work on behalf of the Tenant, where specifically allowed or permitted hereunder.

f.
Tenant has deposited the sum of $520,170 with Michael W. Colton PLLC (the “Escrow Agent”) to be held and distributed by the Escrow Agent as provided in section B above to the final payment of the costs and fees for the Tenant’s Improvements pursuant to a Strict Joint Order Escrow Agreement (the “Escrow Agreement”) agreed upon and executed by the Landlord, Tenant and Escrow Agent.  The parties acknowledge, however, that the total estimated cost for the Tenant’s Improvements is greater than the amount being deposited in escrow and the fact that only $520,170 was deposited in and/or is required to be maintained in such escrow does not limit the Tenant’s obligation to pay for all costs and expenses for the Tenant’s Improvements as outlined in Section B of this Exhibit B. Landlord and Tenant shall each pay one half of the Escrow Agent’s costs and fees for such Construction Escrow Agreement.